UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

April 3, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of QEP Resources, Inc. will be held on Wednesday, May 15, 2012, at 8:00 a.m. (Mountain Daylight Time), at the Company’s corporate offices at 1050 17th Street, 7th Floor, Denver, Colorado.

The corporate secretary’s formal notice of the meeting and the proxy statement appear on the following pages and provide information concerning the matters to be considered at the Annual Meeting. After the formal portion of the Annual Meeting, management will review QEP’s operational and financial performance during 2011, and provide an outlook for 2012.

Your vote is important. You may attend and vote at the Annual Meeting. However, we encourage you to vote whether or not you are able to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

All of the public documents, including our 2011 Annual Report on Form 10-K, are available in the Investor Relations section of our website located at www.qepres.com. The Annual Report does not form any part of the material for solicitation of proxies. We also encourage you to visit our website during the year for more information about QEP.

We hope you will attend the Annual Meeting. We welcome the opportunity to meet with you and to report on our progress. On behalf of the Board of Directors and management, we would like to express our appreciation for your continued support.

Sincerely,

Keith O. Rattie	Charles B. Stanley
Chairman of the Board	President and Chief Executive Officer

QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 15, 2012

To the Shareholders of

QEP Resources, Inc.:

The Annual Meeting of Shareholders of QEP Resources, Inc., a Delaware corporation (QEP or the Company), will be held on May 15, 2012, at 8:00 a.m. (Mountain Daylight Time), at the Company’s corporate offices at 1050 17th Street, 7th Floor, Denver, Colorado. The purpose of the meeting is to:

1.	Elect two directors to serve three-year terms until the 2015 annual meeting of shareholders, and until their successors are duly elected and qualified;
2.	Approve, by non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;
3.	Approve the material terms of the QEP Resources, Inc. Cash Incentive Plan;
4.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor;
5.	If presented, vote on a shareholder proposal regarding board declassification; and
6.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of common stock at the close of business on March 16, 2012, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a broker, bank or other nominee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting, and, if you plan to vote at the meeting, you will need to present a valid proxy from the nominee that holds your shares. This proxy statement is being provided to shareholders on or about April 3, 2012.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the

Board of Directors

Abigail L. Jones

Corporate Secretary

Denver, Colorado

April 3, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2012: The proxy statement and annual report are available online at www.qepres.com

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QEP RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 15, 2012

GENERAL INFORMATION

The Board of Directors (the Board) of QEP Resources, Inc. (the Company or QEP) is soliciting proxies for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on May 15, 2012, beginning at 8:00 a.m. (Mountain Daylight Time), at our corporate headquarters located at 1050 Seventeenth Street, 7th Floor, Denver, Colorado 80202, and any postponement or adjournment thereof. This proxy statement and the accompanying Notice of Annual Meeting of Shareholders include information related to the Annual Meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April 3, 2012. The following information will help you to understand the voting process.

Proxy Materials

In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of those materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a website or for requesting copies of the proxy materials by mail or e-mail.

If you would like to receive an e-mail or paper copy of the proxy materials for the Annual Meeting and for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Choosing to receive future notices by email will lower the Company’s cost of delivery and reduce the environmental impact of printing and distributing the materials.

Entitlement to Vote

Shareholders who owned shares as of the close of business on March 16, 2012, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of QEP common stock held on that date.

Voting Items

In accordance with our Bylaws, the Board has determined that the board of directors should consist of seven (7) members, each to serve a three-year term. This year, Phillips S. Baker, Jr. and Charles B. Stanley will run for three-year terms. You will also vote on the compensation of the Company’s named executive officers (on an advisory basis), the material terms of the QEP Resources, Inc. Cash Incentive Plan (the Cash Incentive Plan), the ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm, and a shareholder proposal regarding declassification of the board of directors (on an advisory basis).

Board Voting Recommendations

The Board makes the following recommendations regarding the proposals:

1.	FOR the approval of the nominees for director named in this proxy statement;

2.	FOR the approval, by non-binding advisory vote, of the compensation of the Company’s named executive officers;

3.	FOR the approval of the material terms of the Cash Incentive Plan;

4.	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

5.	NO RECOMMENDATION regarding the advisory shareholder proposal on Board declassification.

Voting Instructions

You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or on the proxy card.

You may vote via the telephone. You may submit your vote by proxy over the telephone by following the instructions provided in the Notice or on the proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid, addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Shares Held by a Bank, Broker or Other Nominee

If your shares are held by a broker, bank or other nominee (i.e. in “street name”), please refer to the instructions provided by that broker, bank or nominee regarding how to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the nominee that holds your shares.

New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

Pursuant to NYSE rules, if you are the “street name” holder and you do not provide instructions to your broker on Item No. 4 below, your broker may vote your shares at its discretion on this matter. If you are a “street-name” holder and do not provide instructions to your broker on Item Nos. 1, 2, 3, and 5, your broker may not vote your shares on these matters.

Proxy Solicitation

The Company is soliciting your proxy and paying for the solicitation of proxies and will reimburse banks, brokers, and other nominees for reasonable charges to forward materials to beneficial holders. The Company has hired Georgeson Inc. (Georgeson) to assist it in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $15,000 plus customary costs and expenses for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement.

Quorum Requirements

On March 16, 2012, the record date, the Company had 177,714,028 shares of common stock issued and outstanding. A majority of the shares, or 88,857,015 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Voting Standards

Election of Directors: Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to both of the director nominees, or either of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Shareholders may not cumulate votes in the election of directors.

Approval, by Non-Binding Advisory Vote, of the Compensation of the Company’s Named Executive Officers. The vote to approve, on an advisory basis, the Company’s executive compensation in Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Approval of Material Terms of the Cash Incentive Plan: Approval of the material terms of the Cash Incentive Plan under Delaware law requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. For purposes of satisfying the shareholder approval requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), only, the proposal is approved if a majority of the votes cast on the issue are cast in favor of approval. For purposes of determining whether the proposal has received a majority vote under Delaware law and under Section 162(m) of the Code, abstentions will be included in the vote totals, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals, and, therefore, will have no effect on the vote.

Ratification of the Company’s Independent Auditor: Ratification of the selection of PwC as the Company’s independent auditor for fiscal year 2012, requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by shareholders, the Audit Committee may reconsider its decision. For purposes of determining whether this proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Shareholder Proposal: Approval of the advisory shareholder proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Other than the items of business described in this proxy statement, we do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

The Annual Meeting

Any shareholder of record as of March 16, 2012, may attend the Annual Meeting. If you own shares through a bank, broker or other nominee and you wish to attend the meeting, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date. Directions to the Annual Meeting from the Denver International Airport are as follows: take Pena Boulevard to I-70 West, follow I-70 West and then exit onto I-25 South, exit at 38th Ave./Park Ave., merge onto Park Ave. West which becomes 22nd Street, turn right onto Larimer Street, turn left onto 17th Street, 1050 17th Street is on your right.

Revoking a proxy

You may revoke your proxy by submitting a new proxy with a later date, including a proxy submitted via the Internet or telephone, or by notifying the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

ITEM NO. 1 – ELECTION OF DIRECTORS

The Company’s Bylaws provide for a Board of between seven and eleven directors, with the precise number to be determined by the full Board from time to time. The Board has set the size at seven directors. Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. Approximately one-third of the Board will be elected each year.

The terms of two directors, Phillips S. Baker and Charles B. Stanley expire at this Annual Meeting. They have been nominated for election to three-year terms. These individuals have consented to being named in this proxy statement and to serve as directors, if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, such individuals have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

Nominees (Terms Expiring in 2012)

Mr. Phillips S. Baker, Jr., age 52, has served as a Director of QEP since the spin-off from Questar Corporation (Questar) in 2010. He served as a director of Questar from 2004 until the spin-off. Mr. Baker is the President, Chief Executive Officer and a director of Hecla Mining Company, a gold and silver mining company. Mr. Baker served as Chief Financial Officer of Hecla from May 2001 to June 2003, and as Chief Operating Officer of Hecla from November 2001 to May 2003, before being named as Chief Executive Officer in May 2003. Mr. Baker has 27 years of business experience, including 18 years of financial management; seven years as chief executive officer of an NYSE-listed company; and 17 years of directorships of public companies. In concluding that Mr. Baker is qualified to serve as a director, the Board considered, among other things, his financial knowledge and executive management experience and his qualification as an audit committee financial expert.

Mr. Charles B. Stanley, age 53, has served as President, Chief Executive Officer and a director of QEP since June 2010. He served as Executive Vice President and Chief Operating Officer of Questar until the spin-off. Mr. Stanley also served as a director of Questar from 2002 until the spin-off. Prior to joining Questar, he served as President, Chief Executive Officer and a director of El Paso Oil and Gas Canada, an upstream oil and gas company from 2000 to 2002, and as President and Chief Executive Officer of Coastal Gas International Company, a midstream infrastructure development company, from 1995 to 2000. He is a director of Hecla Mining Company and serves on the boards of various natural gas industry trade organizations, including America’s Natural Gas Alliance and the American Exploration and Production Council. In concluding that Mr. Stanley is qualified to serve as a director, the Board considered, among other things, his more than 27 years of experience in the international and domestic upstream and midstream oil and gas industry.

The Board recommends that you vote FOR each of the nominees listed above.

Continuing Directors (Terms Expiring in 2013)

Mr. L. Richard Flury, age 64, has been a director of the Company since June 2010. He served on the Questar Board from 2002 until the spin-off. He served as Chief Executive, Gas and Power, for BP plc from January 1999 to December 2001. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including Chief Executive for Worldwide Exploration and Production. He serves as a director and non-executive chairman of Chicago Bridge and Iron Company N.V., and as a director of Callon Petroleum Company. In determining Mr. Flury’s qualification to serve as a director, the Board considered, among other things, his considerable industry experience in all aspects of the natural gas value chain gained during his long career in the oil and gas industry.

Mr. Robert E. McKee, III, age 65, has been a director of QEP since June 2010. He served as a director of Questar from 2003 until the spin-off. Mr. McKee retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as Executive Vice President, Exploration and Production (1992-2002). Mr. McKee was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He is a director of Parker Drilling Company and Post Oak Bank and a board member of the Colorado School of Mines Foundation. In concluding that Mr. McKee is qualified to serve as a director, the Board considered, among other things, his extensive operational background and executive experience in the oil and gas industry.

Dr. M. W. Scoggins, age 64, has been a director of QEP since 2010. He served as a director of Questar from 2005 until the spin-off. In June 2006, he was appointed President of Colorado School of Mines, an engineering and applied science research university. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp. From 1999 to 2004, he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in late 1999, Dr. Scoggins was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Corp. Dr. Scoggins currently serves as a director of Venoco, Inc. and Cobalt International Energy. He served on the Board of Trico Marine Services from 2005 until 2011. In addition, he is a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory. In concluding that Dr. Scoggins is qualified to serve as a director, the Board considered, among other things, his extensive industry experience and his experience serving in senior executive positions in the upstream oil and gas business.

Continuing Directors (Terms Expiring in 2014)

Mr. Keith O. Rattie, age 58, has served as non-executive chairman of QEP since June 2010. He resigned from his role as President and Chief Executive Officer of Questar upon the spin-off. Mr. Rattie continues to serve as a director and non-executive Chairman of Questar. He was named president of Questar effective February 2001, chief executive officer in May 2002, and chairman in May 2003. Mr. Rattie also serves as a director of ENSCO International, Rockwater Energy Solutions, Inc. and Zions First National Bank. He is the past chairman of the Interstate Natural Gas Association of America. In concluding that Mr. Rattie is qualified to serve as a director, the Board considered, among other things, his 35 years of experience in the natural gas and oil industry and his long history with QEP’s businesses as the former chief executive officer of Questar.

Mr. David A. Trice, age 63, has been a QEP director since 2011. He served from February 2000 until his retirement in May 2009, as Chief Executive Officer of Newfield Exploration Company (Newfield), an oil and natural gas exploration and production company. He also served as Chairman of the Board of Newfield from 2004 until 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and McDermott International, Inc. since 2009. Mr. Trice previously served as a director of Grant Prideco, Inc. from 2003 to 2008 and as a director of Hornbeck Offshore Services, Inc. from 2002 until February 2011. He is also a director of Crazy Mountain Brewery, LLC, a privately-held company. He served as the Chairman of the American Exploration and Production Council from 2008 to 2009, and as Chairman of America’s Natural Gas Alliance from 2009 to 2010. In concluding that Mr. Trice is qualified to serve as a director, the Board considered, among other things, his experience as the chief executive officer of a publicly traded independent exploration and production company and his financial expertise

GOVERNANCE INFORMATION

Recent Corporate Governance Initiatives

Since the 2011 Annual Meeting, we have modified the Company’s corporate governance practices. The following list sets forth the new practices:

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In response to shareholder concerns, the Board’s review of current trends, and the impact on the Company, the Board voted to accelerate the expiration of the shareholder rights plan so that it expired on April 1, 2012.

—	Our Board increased the stock ownership requirement for non-employee directors from two-times to five-times annual cash compensation.

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The Board clarified the oversight of executive sessions. At each regular meeting of the Board, there are sessions involving directors and management, directors only, and independent directors only. During meetings of the independent directors, if the chairman is not an independent director, the presiding director, currently the Governance Committee chair, will preside over the meeting. Although this practice had been in place since the time of the spin-off in 2010, our Corporate Governance Guidelines now clearly set forth the process.

General Governance Information

Excellence in corporate governance is essential in fulfilling our responsibilities to shareholders. The Code of Conduct, Corporate Governance Guidelines, and written charters for our Audit Committee, Governance Committee, and Compensation Committee, all as amended from time to time, are available on the Company’s website at www.qepres.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any shareholder or other interested party who requests them.

Director Independence

During 2011 and the first three months of 2012, the Board evaluated all business, family and charitable relationships between the Company and the non-employee directors. Our Board has affirmatively determined that, with the exception of Messrs. Rattie and Stanley, all of the Company’s directors are independent under all applicable rules and regulations, including listing requirements of the NYSE and the Company’s Corporate Governance Guidelines, and no director has a material relationship with the Company that could impair the director’s independence. The criteria applied by our Board in determining independence are available on the Company’s website at www.qepres.com. The Board will evaluate independence on an ongoing basis.

Board Leadership Structure

Our Board believes that shareholders’ interests are best served by providing the Board with flexibility to determine an optimal organizational structure, including whether the chairman role should be held by a non-management director or by the chief executive officer. The members of our Board possess considerable experience and unique knowledge of our Company’s challenges and opportunities and consequently are in the best position to evaluate our needs and how best to organize the capabilities of our directors and management to meet those needs. Currently, our Board believes that the appropriate leadership structure is a separate chairman and chief executive officer. The Board may modify this arrangement in the future to ensure that the leadership structure for the Company remains effective and advances the best interests of our shareholders.

Because the current chairman of the Board does not satisfy the NYSE definition of independence, the Board utilizes the role of “presiding director” as part of the leadership structure. One of the Company’s independent directors (as defined by the rules of the NYSE) presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; serves as liaison between the chairman and the independent directors; and has the authority to call meetings of the independent directors. As chair of the Governance Committee, Dr. Scoggins serves as the presiding director.

Board Committees

Our Board has an Audit Committee, a Governance Committee, and a Compensation Committee, which are each comprised solely of independent directors. As noted above, each committee has a charter that can be found on the Company’s website (www.qepres.com) and will be provided in print without charge at the request of any shareholder or other interested party. The following section contains information about our Board committees. The members of our Board and the Board committees on which they currently serve are identified below.

Director	Audit Committee	Compensation Committee	Governance Committee
Phillips S. Baker, Jr.	X		X
L. Richard Flury		Chair	X
Robert E. McKee, III	Chair	X
Keith O. Rattie
M.W. Scoggins		X	Chair
Charles B. Stanley
David A. Trice	X	X

Audit Committee

The Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; and oversees risk assessment and compliance activities. The Audit Committee has the sole authority to hire, compensate, retain, oversee and terminate the Company’s independent auditor. The Audit Committee also has sole authority to pre-approve all terms and fees for audit services, audit-related services and other services to be performed by the Company’s independent auditor.

The Board has determined that all members of the Audit Committee meet the independence requirements of the NYSE and SEC rules and meet the financial literacy requirements of the NYSE. The Board determined that

Messrs. Baker and Trice are audit committee financial experts as defined by SEC rules. The Audit Committee frequently meets in executive sessions, and meets with the internal auditors and independent auditors outside the presence of management.

Compensation Committee

The Compensation Committee oversees our executive compensation program, benefit plans and policies; administers our short and long-term incentive plans, including equity-based programs; oversees short and long-term, as well as emergency succession planning; approves compensation decisions for officers; recommends chief executive officer total compensation to the full Board; and annually reviews the performance of the chief executive officer. Our Compensation Committee oversees the risk assessment of our executive and nonexecutive compensation programs. The Compensation Committee also oversees compensation decisions regarding our non-employee directors. The Compensation Committee frequently meets in executive sessions to discuss and approve compensation for officers. The Board has determined that each member of the Compensation Committee is independent and that each qualifies as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and as an outside director under Section 162(m) of the Internal Revenue Code (the Code).

The Compensation Committee has sole authority to retain and dismiss compensation consultants and other advisors that provide objective advice, information, and analysis regarding executive and director compensation. These consultants report directly to and may meet separately with the Compensation Committee, and may consult with the Compensation Committee Chairman between meetings. The Compensation Committee has retained Meridian Compensation Partners, LLC (the Consultant). The Compensation Committee determined that the Consultant is independent from our Company.

The Compensation Committee has authorized Mr. Stanley, our Chief Executive Officer, to grant restricted stock to newly hired employees and for employee retention up to a limit of $175,000 per grant. Mr. Stanley’s authority is subject to certain limitations and does not extend to grants to officers or directors. The full Compensation Committee reviews grants made by Mr. Stanley at its next meeting.

Governance Committee

The Governance Committee, which also functions as the Company’s nominating committee, is responsible for committee assignments, new director searches, drafting and revising the Corporate Governance Guidelines, reviewing the Code of Conduct, conducting evaluations for the Board and its committees, and making recommendations to the full Board on various governance issues. The Board has determined that all members of the Governance Committee are independent.

The Governance Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: personal and professional integrity and ethics; experience in the Company’s lines of business; experience as a chief executive officer, president, chief financial officer, or senior officer of a public company or extensive experience in finance or accounting; currently active in business at least part-time or recently retired, with skills and experience needed to serve as a member of the Board; experience as a board member of another publicly-held company; willingness to commit time and resources to serve as a director; and good business judgment, including the ability to make independent analytical inquiries. The Board of Directors does not have a formal diversity policy, but considers candidates who will contribute a broad range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) corporate governance, and (v) the oil and natural gas industry, sufficient to provide sound and prudent guidance about the Company’s operations and interests. Nominees must be less than 72 years of age.

The Governance Committee will consider director nominations made by shareholders of record entitled to vote. In order to make a nomination for election at the 2013 Annual Meeting of Shareholders, a shareholder must provide written notice, along with supporting information (as described below) regarding such nominee, to our corporate secretary by February 14, 2013. The Governance Committee evaluates nominees recommended by the shareholders utilizing the same criteria it uses for other nominees. The notice to our corporate secretary must be accompanied by the following information: the name, address, and stock ownership of the person making the nominations; the name, age, business address, residential address, and principal occupation or employment of each nominee; the number of shares of our common stock owned by each nominee; a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; a questionnaire (provided by the our corporate secretary upon request) completed by the nominee regarding the background and qualifications of the nominee and any person on whose behalf the nomination is being made; a written representation and agreement (in the form provided by our corporate secretary upon request) that the nominee (i) is not and will not be a party to any voting commitment that has not been disclosed to the Company or that would interfere with the person’s fiduciary duties under applicable law if elected; (ii) is not and will not be a party to any compensation, reimbursement, or indemnification agreement in connection with services as a director that has not been disclosed to the Company; and (iii) agrees to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; a signed consent of the nominee to serve as a director if elected; and such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee.

Board Risk Oversight

Our Board, as a whole and through its committees, is responsible for overseeing risk management. The Company’s executive officers are responsible for day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our Board and its committees regularly discuss material risk exposures, risk disclosure, their potential impact on the Company, and the efforts of management to address the identified risks.

A number of Board processes support our risk management program. The full Board reviews regulatory and environmental risks and discusses the Company’s enterprise risk management program regularly. The Board reviews and approves the capital budget and certain capital projects, the hedging policy, significant acquisitions and divestitures, equity and debt offerings, and other significant activities.

The Audit Committee plays an important role in risk management by assisting the Board in fulfilling its responsibility to oversee the integrity of the financial statements and our compliance with legal and regulatory requirements. The Audit Committee retains and interacts regularly with our independent auditors and also meets regularly with our internal auditors. Additionally, the Audit Committee reviews financial and accounting risk exposure; the Company’s proved oil and gas reserves estimation reporting process and disclosure; and the Company’s internal controls. The Audit Committee also oversees ethics and compliance procedures and reporting.

The Compensation Committee reviews the compensation program to ensure it is aligned with our compensation objectives and to address any potential risks it may create. The Compensation Committee has designed our short- and long-term compensation plans with features that reduce the likelihood of excessive risk-taking, including a balanced mix of cash and equity, short- and long-term incentives, an appropriate balance of operating and financial performance measures, a proper balance of fixed and at-risk compensation components, significant stock ownership requirements for executives, extended vesting schedules on equity grants, and caps on incentive awards.

Our Governance Committee’s role in risk management includes regularly reviewing developments in corporate governance, and reviewing our Code of Conduct and Corporate Governance Guidelines in order to recommend appropriate action to the full Board. The Governance Committee also establishes criteria for and determines director independence, provides input for Board membership and committee assignments, and makes adjustments to ensure that we have appropriate director expertise to oversee the Company’s evolving business operations.

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines for non-employee directors to align the interests of our directors with the interests of our shareholders and to promote our commitment to best practices in corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to five-times the amount of the annual cash compensation paid to such director for service on our Board. Non-employee directors are required to achieve the applicable level of ownership within five years of the date the director first became a non-employee member of the Board. Shares that count towards satisfaction of the guidelines include shares owned by the director and phantom stock units attributable to deferred compensation. All of our non-employee directors, regardless of their term of service, currently hold a sufficient number of shares of our common stock to satisfy these guidelines.

Compensation Committee Interlocks and Insider Participation

The members of our 2011 Compensation Committee were Messrs. Flury, McKee, Scoggins and Trice (with Mr. Trice joining the committee in May 2011). No member of our Compensation Committee was at any time during 2011 an officer or employee of the Company. Additionally, no member of the Compensation Committee had any relationship with our Company requiring disclosure as a related-party transaction. During the 2011 fiscal year, no executive officer of our Company served on the compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee.

Communications with Directors

Shareholders may communicate with the full Board, non-management directors as a group, or individual directors, by sending a letter in care of Corporate Secretary at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265. Our corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be directed to Mr. Rattie as Chairman of the Board and forwarded to the full Board, if appropriate.

Attendance at Meetings

The QEP Board and Board committees held the following number of meetings in 2011:

	Board	Audit Committee	Compensation Committee	Governance Committee
Number of 2011 Meetings	4	7	5	3

All directors attended at least 75% of the meetings. Our directors are expected to attend the Company’s annual meetings of shareholders. The directors’ overall meeting attendance percentage was 99%. All of the directors attended the 2011 Annual Meeting.

Family Relationships

None of the current directors or executive officers is related to any other director or executive officer.

Director Retirement Policy

Our Board has adopted a retirement policy that permits a non-employee director to continue serving until the annual meeting of shareholders following his or her 72nd birthday, provided that the director remains actively engaged in business, financial, and community affairs.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. We review all transactions that would involve amounts exceeding $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other similar transactions.

Review and Approval of Transactions with Related Persons

We require that all executive officers and directors report to our vice president, compliance, any event or anticipated event that might qualify as a related-person transaction. The vice president, compliance would then report those transactions to the Audit Committee. We also collect information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, our Audit Committee will review the transaction in accordance with our Code of Conduct. Our Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with our Code of Conduct. If a related-person transaction is completed, the Audit Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required. If a waiver to the Code of Conduct is granted to an executive officer or director, the nature of the waiver will be disclosed on our website (www.qepres.com), in a press release, or on a current report on Form 8-K.

Related-Party Transactions during Fiscal 2011

During 2011, we contributed $250,000 in cash to the QEP Resources Education Foundation, a nonprofit corporation that funds student scholarships and other activities at colleges and universities focused on educating and training students in disciplines that prepare students for employment by our Company, such as geology, engineering, and finance. The trustees of the foundation, Mr. Stanley, Mr. Doleshek, Mr. Neese, and Ms. Jones, are all executive officers of the Company.

SECURITY OWNERSHIP

The information provided below summarizes the beneficial ownership of our common stock by our named executive officers, each of our directors, all of our executive officers and directors as a group, and persons owning more than five percent of our common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table lists the shares of our common stock beneficially owned by each director and named executive officer, and all directors and executive officers as a group as of March 16, 2012. Except as noted, each person has sole voting and investment power over the shares shown in the table. On March 16, 2012, there were 177,714,028 shares of common stock outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 16, 2012, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned(#)(1)(2)		Common Stock Acquirable within 60 Days(#)(3)	Total Beneficially Owned(#)(2)		Percent of Class(%)
Charles B. Stanley	405,435	(4)	580,530	985,965	(3)	*
Richard J. Doleshek	152,674	(5)	130,320	282,994	(4)	*
Jay B. Neese	157,399	(6)	127,114	284,513	(5)	*
Perry H. Richards	41,255	(7)	41,124	82,379	(6)	*
Eric L. Dady	59,921	(8)	12,511	72,432	(7)	*
Phillips S. Baker, Jr.	14,897		0	14,897		*
L. Richard Flury	13,788		14,000	27,788		*
Robert E. McKee, III	9,155	(9)	14,000	23,155	(8)	*
Keith O. Rattie	405,257	(10)	882,174	1,287,431	(9)	*
M. W. Scoggins	7,700		0	7,700		*
David A. Trice	7,500		0	7,500		*
All directors and executive officers (14 individuals including those listed above)	1,375,345		1,852,772	3,228,117		1.8

*	The percentage of shares owned is less than 1%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(1)	This total does not include shares of common stock that directors or executive officers have the right to acquire within 60 days of March 1, 2012.
(2)	This total does not include phantom stock units in the director or officer’s deferred compensation account or officer long-term cash incentive amounts measured in phantom stock. The directors and officers held the following numbers of phantom shares in their deferred compensation accounts as of March 16, 2012:

Name	Phantom Shares on 3/16/12
Charles B. Stanley	52,927
Richard J. Doleshek	7,057
Jay B. Neese	20,626
Perry H. Richards	4,583
Eric L. Dady	4,469
Phillips S. Baker, Jr.	10,160
L. Richard Flury	40,322
Robert E. McKee, III	55,199
Keith O. Rattie	5,668
M. W. Scoggins	52,645
David A. Trice	8,474

(3)	These amounts include shares subject to stock options that will vest within 60 days.
(4)	This number includes 12,032 equivalent shares of stock held for Mr. Stanley’s account in the QEP 401(k) Plan, and 146,936 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan, that are payable only in cash. All of the vested shares listed for Mr. Stanley are held in the CJ Trust, of which he and his wife are trustees. Excludes 44,907 shares owned by the QEP Resources Educational Foundation, a nonprofit corporation. As chairman of the Board of Trustees of the foundation, Mr. Stanley has voting power for such shares. Mr. Stanley disclaims any beneficial ownership of these shares.
(5)	This total includes 882 equivalent shares of stock held for Mr. Doleshek’s account in the QEP 401(k) Plan, and 118,082 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan, that are payable only in cash.
(6)	This amount includes 30,591 equivalent shares of stock held for Mr. Neese’s account in the QEP 401(k) Plan, and 73,395 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan that are payable only in cash.
(7)	This amount includes 5,536 equivalent shares of stock held for Mr. Richards’ account in the QEP 401(k) Plan, and 17,276 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan, that are payable only in cash.
(8)	This total includes 5,956 equivalent shares of stock held for Mr. Dady’s account in the QEP 401(k) Plan, and 17,362 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan, that are payable only in cash.
(9)	This amount includes 200 shares of common stock held by The McKee Family Trust.
(10)	This total excludes 34,255 restricted stock units issued to Mr. Rattie, with respect to which Mr. Rattie receives dividends but does not have voting power and which cannot be disposed of until they vest.

Certain Beneficial Owners

The following table sets forth information, as of December 31, 2011, with respect to each person known by the Company to beneficially own more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	13,931,375	(1)	7.87%

T. Rowe Price Associates, Inc. P.O. Box 17218 Baltimore, MD 21297	12,450,642	(2)	7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,746,864	(3)	5.5%

(1)	Based upon its Schedule 13G filed with the SEC with regard to our common stock held as of December 31, 2011, BlackRock has sole dispositive and voting power over all of the referenced shares.
(2)	Based upon its Schedule 13G filed with the SEC with regard to our common stock held as of December 31, 2011, T. Rowe Price has sole dispositive power over all of the referenced shares, and sole voting power with respect to 2,573,687 shares.

(3)	Based upon its Schedule 13G filed with the SEC with regard to our common stock held as of December 31, 2011, Vanguard has sole dispositive power over 9,499,634 of the referenced shares, and sole voting power with respect to 247,230 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and regulations promulgated by the SEC, the Company’s directors, executive officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied, including information provided in response to director and officer questionnaires. Based upon this information, the Company believes that all filing requirements under Section 16(a) of the Exchange Act were satisfied for 2011.

AUDIT COMMITTEE REPORT

The Audit Committee adopted its Charter in 2010 upon formation of the Company. Audit Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Audit Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Baker and Trice are audit committee financial experts as defined by the SEC. No member of the Audit Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s management the audited financial statements for the year ended December 31, 2011. We discussed with representatives of Ernst & Young, LLP, the Company’s former independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§ 380), Communication with Audit Committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and we have discussed with representatives of Ernst & Young and PwC their independence from the Company. We have also discussed with the Company’s officers and Ernst & Young and PwC such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee:

Robert E. McKee III, Chair

Phillips S. Baker, Jr.

David A. Trice

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

L. Richard Flury, Chair

Robert E. McKee III

M. W. Scoggins

David A. Trice

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Summary of Company Performance and Resulting Compensation Outcomes for 2011

During 2011, our executive leadership team led QEP Resources through its first full year as a stand-alone, publicly traded company and the Company continued to deliver strong financial and operational results driven primarily by:

—	the leadership and financial discipline of our management team;

—	the quality of our assets;

—	our low cash cost of production;

—	our complementary midstream business; and

—

a commodity price risk management program that uses derivative instruments to protect revenues from a portion of our production against a decline in the prices of natural gas, crude oil, and natural gas liquids (NGL).

During 2011, we continued to lay the foundation for significant future growth while maintaining our strong balance sheet and financial flexibility. With focused leadership on key strategic issues, our management team delivered strong operating and financial results, including the following:

—	Achieved Adjusted EBITDA[1] of $1,386 million for 2011, compared with $1,140 million in 2010, a 22% increase;

—	Replaced 312% of 2011 production at a proved developed finding and development cost of $2.07/Mcfe;

1 Adjusted EBITDA is a non-GAAP measure. Management defines adjusted EBITDA as net income before the following items: discontinued operations, unrealized gain and losses on basis-only swaps, gains and losses from assets sales, interest and other income, income taxes, interest expense, separation costs, loss on early extinguishment of debt, depreciation, depletion and amortization, abandonment and impairment, and exploration expense. A reconciliation of adjusted EBITDA to net income can be found on page 39 of our Annual Report on Form 10-K for the year ended December 31, 2011 (2011 Form 10-K). Adjusted EBITDA is used to determine amounts payable under our annual incentive plan.

—	Increased natural gas and oil-equivalent production by 20% to 275 Bcfe;

—	Achieved 54% growth in crude oil and NGL production and 107% growth in crude oil and NGL reserves over 2010 volumes;

—	Completed construction, started up and began operating two major new gas processing facilities in Field Services – the Iron Horse Plant in eastern Utah and the Blacks Fork II plant in western Wyoming;

—	Achieved record financial and operating performance in our Field Services segment;

—

Completed a successful spin-off from Questar, with uninterrupted strong operational performance, while simultaneously building the organization needed to run a new, fully independent, publicly traded company;

—	Significantly enhanced our ability to attract, retain and motivate key talent by retooling our key people programs; and

—	Maintained our relative total shareholder return (TSR) position at the median of our peer group with only a slight decline in TSR in 2011.

Our operating and financial performance, along with the achievement of key strategic goals and the individual performance of our executive officers, served as key factors in determining base salaries, annual incentive awards, and long-term incentive awards for 2011. Below is a summary of these compensation decisions:

Base Salary	Our executive officers received an increase to their base salaries of approximately 4%, consistent with the average increase for non-executive employees, except in the case of the two executive officers who received more significant increases in order to adjust their base salaries to an appropriate level commensurate with their expanded roles as corporate officers of a public company following the spin-off.
Annual Cash Incentive	Under our annual cash incentive program, our named executive officers received a payout at 145% of target (except for Mr. Richards, who received 174% of target) based on the achievement of performance goals designed to measure annual company performance and drive long-term shareholder value creation. We increased both cash flow as measured by Adjusted EBITDA and production in excess of the target level. We maintained a competitive cost structure but did not achieve targeted proved developed finding and development (F&D) costs, in part because of our focus on increasing the number of oil wells, which typically have higher F&D costs than gas wells. In addition, we achieved a number of key strategic goals that position us well for future success.
Long-Term Incentives	As no previous performance share unit awards were outstanding (due to conversion to restricted stock units in connection with the spin-off), there were no cash payouts under long-term incentive awards for 2011. In February 2011, the Compensation Committee awarded new restricted stock, stock options and performance share units designed to incentivize performance that drives long-term shareholder value.

Key Program Changes in 2011

After QEP’s spin-off from Questar in 2010, the Compensation Committee, with the assistance of its independent compensation consultant and management, worked to redesign our compensation programs to meet our needs as an independent exploration and production company. The goals of this process were to:

—	Strengthen the link between pay and performance;

—	Build greater alignment with shareholders through the significant weighting on long-term incentive compensation for officers, as well as stock ownership guidelines for officers;

—	Enhance competitive alignment with an appropriate exploration and production peer group; and

—	Eliminate or limit the use of executive programs and protections consistent with evolving governance standards.

In 2011 we conducted our first shareholders’ advisory vote on executive compensation, or “Say on Pay,” which was approved by our shareholders. As a result of the Say on Pay vote, we engaged in discussions with institutional investors and their advisors to gather feedback regarding out executive compensation programs. We received input that the excise tax gross-up in our executive severance plan was no longer consistent with executive compensation best practices but that the remaining structure of our executive compensation program was well positioned for the future. As a result of that feedback and consistent with our goals in redesigning our compensation programs following the spin-off, the Compensation Committee approved the following changes to our executive compensation program:

—	Removal of excise tax gross-ups from our severance protections;

—

Introduction of a new peer group for benchmarking compensation and performance consisting solely of independent, publicly-traded predominantly domestic exploration and production organizations, as set forth on page 20;

—	Revisions to our annual incentive program design which strengthen the link between pay and performance and improve competitiveness, as set forth in more detail on pages 22-24; and

—

Improvements to our long-term incentive program to provide that at least one-third of awards under the program are performance-based awards tied to relative shareholder return over a three-year period; another one-third of awards are in the form of stock options that will provide value to the executive only if the Company’s stock price increases; and the final one-third is awarded in restricted stock that increases executive share ownership.

Named Executive Officers

The named executive officers who will be discussed throughout this Compensation Discussion and Analysis section and the Compensation Tables section of the proxy statement are:

Name	Title

Charles B. Stanley	President and Chief Executive Officer

Richard J. Doleshek	Executive Vice President, Chief Financial Officer and Treasurer

Jay B. Neese	Executive Vice President

Perry H. Richards	Senior Vice President – Field Services

Eric L. Dady	Vice President and General Counsel

Compensation Philosophy

Our executive compensation programs are designed to attract, retain and reward effective leaders. The Board believes that industry leadership in oil and gas requires a balanced perspective to effectively manage the inherent investment risks associated with oil and gas exploration and production as well as midstream gas gathering and processing businesses, over both short-term and long-term time horizons.

Our compensation programs are designed to support a performance-based culture that is focused on delivering sustainable growth and creating long-term shareholder value. We offer our executives industry-competitive compensation opportunities that directly correlate pay with the performance of the company and the executive team, considering short-term performance against company goals, long-term performance relative to our peers, and total shareholder return. The majority of each executive’s compensation is variable and based on these performance parameters.

Our executive compensation program is not targeted to a specific percentile of the peer market data. We evaluate the range of current industry compensation practices to provide external benchmarks that inform our executive compensation structure. Our Compensation Committee determines individual total compensation opportunities within this framework to provide realized compensation relative to peers that correlates with the company’s relative performance to peers. This approach provides the flexibility needed to manage our executive compensation programs to meet our current business needs.

Design of the Compensation Program

Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide for our Named Executive Officers. A significant portion of our officers’ compensation is in the form of Annual Cash Incentive and Long-Term Incentive. Each of these incentives plays a different role in aligning pay with QEP’s performance and the long-term financial interests of our executives with those of our shareholders. The annual plan aligns executive pay with achievement of annual operational and financial goals designed to enhance QEP’s long-term value. Long-term incentives deliver value to the executives to the extent that QEP’s stock price performs well, both on an absolute basis and relative to peer companies.

The chart below identifies the mix of fixed pay (salary) versus at-risk pay (incentives) as a percentage of target total compensation, (excluding benefits and termination benefits) for the 2011 compensation period.

Compensation Process

Our Compensation Committee is guided by the compensation philosophy and objectives described above. In addition, our Compensation Committee utilizes the expertise and objectivity of outside independent compensation consultants, as well as competitive benchmarking.

Role of Compensation Consultants

Our Compensation Committee engaged Meridian Compensation Partners (the Consultant) as its compensation consultant to help ensure that our executive compensation programs are competitive and consistent with our compensation philosophy. In making this decision, the Compensation Committee considered the Consultant’s performance in supporting the committee with respect to 2010 compensation matters, its extensive experience, its familiarity with our executive compensation program and the compensation programs of our peer companies and sector, the range of compensation services offered by the Consultant, the absence of any business or personal relationship between the Consultant and any member of the Compensation Committee or management, and the Consultant’s policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to the Company. The Consultant attended all Compensation Committee meetings, including executive sessions as needed. Our Compensation Committee hired the Consultant in June 2010 and determined the scope of the engagement, which included:

—	Providing benchmarking data on executive and outside director compensation for the Compensation Committee to use in its decision-making process;

—	Providing input into plan design discussions and individual compensation actions, as needed;

—	Periodic plan design review and recommendations;

—	Reviewing and providing feedback on the compensation-related disclosures in our proxy statement; and

—	Informing the Compensation Committee about recent trends, best practices and other developments affecting executive compensation.

The Consultant met with members of management, including the Chief Executive Officer and Vice President Human Resources, in carrying out these duties, but reported exclusively to our Compensation Committee.

Role of the Chief Executive Officer and Other Executive Officers

Our Compensation Committee considered input from the Chief Executive Officer in determining the individual compensation of each executive officer (other than himself). Mr. Stanley considered external benchmarking information, both company and individual performance, and internal equity in determining his recommendations for executive officer compensation. He made recommendations for base pay adjustments and long-term incentive awards in February 2011 and the following year, February 2012, for annual incentive awards recognizing 2011 performance. Mr. Stanley’s own total compensation is determined by the Compensation Committee with the support of the Consultant and approved by all of the independent directors except Mr. Baker using the same considerations as above.

The Vice President Human Resources and her team also provide information to our Compensation Committee to aid the decision-making process including areas such as: individual executives’ compensation information, succession potential, organizational considerations, alignment with internal employee programs and Company performance.

Compensation Assessment Tools

At the request of our Compensation Committee, the Consultant annually conducts a benchmarking analysis to use as a reference point for assessing the competitiveness of QEP’s executive compensation programs. The Consultant identified an industry peer group of which QEP’s asset value and market capitalization approximate the median. The peer group consists of independent exploration and production companies with predominantly U.S. and onshore operations and does not include pipeline, coal, or integrated energy companies. These companies were selected because they represent QEP’s marketplace for talent – our key source for recruiting. The Consultant then conducted a benchmarking analysis of the peer group to derive the 25th, 50th, and 75th percentiles for each component of compensation (base salary, target bonus, and long-term incentives) and total compensation for each of our executive officers, including the Named Executive Officers. Our Compensation Committee does not target a specific percentile from this analysis, but uses all the data points as guidance to inform decisions. The peer group used for the 2011 compensation decisions included the following companies:

Cabot Oil & Gas Corporation	Newfield Exploration Company	Quicksilver Resources, Inc.

Cimarex Energy Company	Noble Energy, Inc.	Range Resources Corporation

Denbury Resources Inc.	Petrohawk Energy Corporation*	Southwestern Energy Company

EOG Resources, Inc.	Pioneer Natural Resources Company	Ultra Petroleum Corporation

Forest Oil Corporation	Plains Exploration and Production	Whiting Petroleum Corporation

*	Petrohawk was acquired in September 2011; our Committee is considering appropriate replacement companies as part of the 2012 annual peer group review process.

To support specific compensation decisions, our Compensation Committee may also review additional information, including but not limited to stock ownership levels and calculations of potential liabilities upon various termination events.

Timing of Compensation Decisions

Our Compensation Committee conducts its annual executive compensation review at its February meeting. All equity grants approved are effective the same day as the meeting and vest according to a schedule typically spanning the next 3-4 years. Base salary changes and yearly annual incentive awards for the prior year’s performance are effective on March 1. From time to time, our Compensation Committee may approve additional compensation actions during the year in the case of promotions, new hires, or other special circumstances. There were no such approvals made affecting a Named Executive Officer’s compensation in 2011.

Compensation Elements

The table below identifies each element of our compensation program and the primary role of such element in achieving our compensation objectives.

Compensation Element	Role in Total Compensation
Base Salary	— Provides fixed compensation based on an individual’s skills, experience and proficiency, market competitive data, and the relative value of the role within the company
Annual Cash Incentive

—    Rewards annual Company and individual performance;

—    Aligns participants with short-term financial and operational objectives specific to each calendar year;

—    Motivates participants to meet or exceed internal and external performance expectations;

—    Communicates the Board’s evaluation of annual company performance; and

—    Recognizes individual contributions to the organization’s results.

Long-Term Incentives Performance Share Units Restricted stock Stock options

—    Rewards long-term Company performance, directly aligned with shareholder interests;

—    Provides a strong performance-based equity component

—    Recognizes and rewards share performance relative to industry peers;

—    Aligns compensation with sustained long-term value creation;

—    Allows executives to acquire a meaningful and sustained ownership stake in the Company; and

—    Fosters executive retention by vesting awards over multiple years.

Benefits Retirement Nonqualified Deferred Compensation Benefits Other (health care, life, disability)	— Provides financial security in the event of various individual risks; and — Maximizes the efficiency of tax-advantaged compensation vehicles.
Termination Benefits	— Provides a competitive level of income protection.

Base Salary

Our Compensation Committee approves base salaries for all officers, including Named Executive Officers, on an annual basis by considering their scope of responsibilities, individual performance, and peer group benchmark data at the 25th, 50th, and 75th percentiles.

The table below reflects the base salaries of our Named Executive Officers at the end of 2010 (determined prior to the spin-off) and the changes approved in February 2011. The total salary paid during 2011 for each of these individuals is included in the section entitled Compensation Tables – Summary Compensation Table.

Name	Title	Salary at Spin-off	2011 Salary*	Percent Increase
Mr. Stanley	President and Chief Executive Officer	$720,000	$750,000	4.2%
Mr. Doleshek	Chief Financial Officer	$470,000	$490,000	4.3%
Mr. Neese	Executive Vice President	$375,000	$425,000	13.3%
Mr. Richards	Senior Vice President – Field Services	$260,000	$270,000	3.8%
Mr. Dady	Vice President and General Counsel	$250,000	$315,000	26.0%

*	Base salary change was effective March 1, 2011.

Our Compensation Committee approved larger increases for Mr. Neese (13%) and Mr. Dady (26%) as they assumed broader executive roles after our spin-off from Questar in 2010. Mr. Neese assumed greater leadership responsibilities for QEP’s exploration and production business as a result of Mr. Stanley’s new responsibilities as CEO of QEP. Mr. Dady was General Counsel for a division of Questar and with the spin-off, became Vice President and General Counsel for QEP.

Annual Incentive Program

Our annual incentive program is based on key one-year operational and financial metrics that drive long-term shareholder value. As part of our effort to strengthen the link between pay and performance and improve competitiveness, several changes were made to our annual incentive plan in 2011. The program now allows for differentiation of awards based on individual performance and provides an opportunity for the Compensation Committee to apply discretion when assessing overall company performance. In recognition of post-spin roles and to improve competitiveness within our peer group, the Compensation Committee approved changes to certain executive officers’ annual incentive targets as a percentage of 2011 base salary as follows:

Name	2010 Target	2011 Target
Mr. Stanley	90%	100%
Mr. Doleshek	90%	90%
Mr. Neese	70%	85%
Mr. Richards	47.5%	50%
Mr. Dady	40%	60%

The 2011 annual incentive program was based on the following operational and financial performance goals:

Metric	Weight	50% of Target	100% of Target	150% of Target	200% of Target
Adjusted EBITDA(1) $M	45%	$1,251	$1,280	$1,340	$1,400
QEP Proved Developed Finding and Development Cost(2) $/Mcfe	15%	$2.51	$2.34	$2.07	$1.80
QEP Production Bcfe	15%	260	266	281	295
Achievement of Strategic Objectives	25%	Qualitative Assessment

(1)	Adjusted EBITDA will be price-indexed to eliminate the impact of commodity prices on the results of the incentive plan.
(2)	Proved Developed Finding and Development Cost is defined as: total dollars spent in 2011 on drilling and completion of wells divided by the change in total proved developed reserves from 12/31/10 to 12/31/11, excluding price-related revisions and revisions due to changes in processing arrangements (keep-whole vs. fee-based) and the purchase or sale of any reserves during the year.

Our Compensation Committee chose these metrics because they drive long-term shareholder value. For 2011 performance, our Compensation Committee used the discretionary portion of the annual incentive program to reward the achievement of the following key strategic goals:

—	Manage capital investment prudently in response to current low natural gas prices and economic conditions;

—	Reduce operating and general and administrative costs without sacrificing safety, long-term efficiency or production;

—	Increase oil, condensate and NGL production and reserves relative to gas;

—	Effectively start up Blacks Fork II facility;

—	Strengthen our Health, Safety and Environmental culture;

—	Enhance integration and cooperation across the Company through improved communication and collaboration;

—	Complete build out of all QEP functions and processes to support a stand-alone company;

—	Enhance our ability to attract, motivate and retain key talent;

—	Enhance monthly financial data delivery and analysis; and

—	Prepare and respond to unforeseen events and opportunities.

This qualitative assessment of the achievement of strategic objectives affords the Committee the opportunity in the incentive plan to encourage management’s efforts in areas that position the company for future success but are less quantifiable.

In addition, our Compensation Committee, in its sole discretion, may adjust (increase or decrease) the cash award otherwise payable to any NEO if the individual’s performance during the year warrants an adjustment from the overall company performance level determined from this assessment. Actual 2011 results against the annual incentive program metrics were as follows:

Metric	Weight	Actual 2011 Results		Percent of Target
QEP Resources Adjusted EBITDA(1) $M	45%	$1,405.1	(1)	200%
QEP Proved Developed Finding & Development Costs $/Mcfe	15%	$2.38	(2)	88%
QEP Production Bcfe	15%	275.2		131%
Achievement of Strategic Objectives	25%			90%

(1)	Actual Adjusted EBITDA of $1,386 million was price-indexed to eliminate the $19 million impact of commodity prices on the results of the incentive plan.
(2)	Actual Proved Developed Finding and Development Costs of $2.07 was adjusted to exclude NGL reserves added in Pinedale that were a result of an intercompany agreement change (keep-whole to fee-based). Without this adjustment, percent of target achieved on this metric would have been 150%.

For the achievement of strategic goals, the Company achieved or exceeded expectations on the majority of the strategic goals, including the safe, on-budget and early completion of the Blacks Fork II cryogenic gas processing plant in western Wyoming, which resulted in a significant increase in NGL production and reserves for QEP Energy, and NGL sales from keep-whole processing in QEP Field Services. However, our results on safety did not meet the Committee’s or the Company’s expectations. We saw an increase over prior years of key indicators such as the Motor Vehicle Incident Rate. This combination of factors led to the resultant payout of 90% of target for the qualitative assessment.

The overall percent of target earned for the Company was 145%. The Compensation Committee adjusted Mr. Richards’ award to reflect Field Services’ outstanding performance and contributions during 2011 related to the early startup of the Blacks Fork II processing plant, in addition to the safe, reliable operation of existing facilities. The payout percentage was applied to the targets listed below to arrive at the actual payouts listed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

Named Executive Officer	Target % of 2011 Base Salaries	Individual Performance	Total Payout % of Target	Annual Incentive Payout*
Mr. Stanley	100%	100%	145%	$1,087,500
Mr. Doleshek	90%	100%	145%	$639,450
Mr. Neese	85%	100%	145%	$523,813
Mr. Richards	50%	120%	174%	$234,900
Mr. Dady	60%	100%	145%	$274,050

*	The annual incentive payout is calculated by the following formula:

Payout = (base salary) x (target % of base) x (company performance %) x (individual performance %)

Long-Term Incentives

Our long-term incentive program is designed to align executive compensation with a focus on long-term stock price and total shareholder return (TSR) performance, both on an absolute basis and relative to industry peers. For Named Executive Officers, the program consists of the following components:

Long-Term Incentive Component	Weight	Vesting/Mechanics
Long-Term Cash Incentive Plan/ Performance Share Units	1/3

—     Value of award is denominated into performance share units that track the Company’s stock price

—     Performance units cliff vest at the end of a three year performance period based on relative shareholder return

—     Upon vesting, the units are paid to executives in cash

Stock Options	1/3

—     Value of award is denominated into stock options based on Black-Scholes methodology

—     Strike price is determined using the closing price on the date of grant

—     Vests ratably over a 3-year period

—     7-year term (expires 7 years from grant date)

Restricted Stock	1/3	— Value of award is denominated into shares based on the closing price on the date of grant — Vests ratably over a 3-year period — Dividends are paid on unvested shares

Long-Term Cash Incentive Plan (LTCIP)

Of the total long-term incentive awarded annually to each executive, one-third is performance share units granted under our Long-Term Cash Incentive Plan (LTCIP). Performance share units are stock-denominated awards that are earned over a three-year performance cycle based on the Company’s total shareholder return (TSR) over the performance period compared to the TSR of a group of peer companies over the same period. Total shareholder return combines share price appreciation and dividends paid to determine the total return to the shareholder. For the 2011-2013 cycle granted in February 2011, the peer group used was consistent with that used for compensation benchmarking listed in the Compensation Assessment Tools section. The payout scale is detailed in the following table, with interpolation between each point.

QEP’s Percentile Rank in Peer Group	Percentage Payout
90th Percentile or Above	200%
70th Percentile	150%
50th Percentile	100%
30th Percentile	50%
Below 30th Percentile	0%

The actual cash payout under the plan at the end of the performance period is calculated using the following formula:

Payout = (number of performance share units awarded) x (percentage payout) x (average stock price in the fourth quarter of the final year of the performance period)

In 2011, our Compensation Committee did not make a determination regarding achievement of performance goals under prior grants of performance share units, as no previous awards were outstanding. Awards granted to executives under the Questar Corporation Long-Term Cash Incentive Plan (Questar LTCIP) for the 2009 to 2011

and 2010 to 2012 performance periods were converted on the date of the spin-off from awards payable in cash under the Questar LTCIP to awards of restricted shares of our common stock granted under our LTSIP (LTCIP Conversion Awards).

Long-Term Stock Incentive Plan (LTSIP)

Of the total long-term incentive awarded annually to each executive, one-third is granted in stock options and one-third in restricted stock under our LTSIP. These equity incentive tools align executive compensation directly with stock price performance. The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year. The shares do not automatically vest upon retirement. In the event of a change in control, all unvested shares vest immediately.

QEP policies do not permit the backdating of stock options. As set forth in the LTSIP, the Compensation Committee (or, in the case of the chief executive officer, non-employee directors) sets the option strike price at the time the option is granted, and that strike price cannot be less than the closing price of our common stock on the date of such grant.

Determination of Long-Term Incentive Awards

In determining long-term incentive award values, our Compensation Committee considered the market data provided by the Consultant as well as individual and business performance, proficiency and succession potential. Mr. Stanley’s award recognized his promotion to Chief Executive Officer, the success of the spin-off, completion of key strategic goals and outstanding operations performance in 2010. The long-term incentive award for Mr. Doleshek also recognized the success of the spin-off and outstanding operational performance in 2010, as well as completion of a public debt financing and the effectiveness of the Company’s commodity price risk management program. Similar to base pay decisions, the long-term incentive awards for Mr. Neese and Mr. Dady were based on positioning their compensation for their new post-spin broader executive roles. Mr. Richards’ grant maintains a competitive position for his role. The Named Executive Officers each received the following grants in February 2011:

Named Executive Officer	Number of Stock Options	Number of Shares of Restricted Stock	Performance Share Units	Estimated Total Value at Grant Date (millions)*
Mr. Stanley	63,588	32,421	32,421	$3.80
Mr. Doleshek	30,958	15,784	15,784	$1.85
Mr. Neese	27,611	14,078	14,078	$1.65
Mr. Richards	9,371	4,778	4,778	$0.56
Mr. Dady	7,531	3,840	3,840	$0.45

*	Stock option grant date values are estimated based on the Black-Scholes methodology with assumptions determined in February 2011.

Benefits

Our Named Executive Officers are eligible for the retirement plans described below. We believe these plans help us attract and retain talented employees and are competitive in the exploration and production industry. These benefits are similar to the benefits provided to all QEP employees; we do not provide any special benefits to our executive officers other than the restoration of benefits lost due to compensation limits imposed by the Internal Revenue Code (the Code).

—

QEP Resources, Inc. Employee Investment Plan – a 401(k) qualified defined contribution plan that allows deferral up to limits imposed by the Code with a company match of 100% of the employee’s contributions up to 6% of eligible compensation.

—	QEP Resources, Inc. Retirement Plan – a tax qualified defined benefit pension plan pursuant to which our named executive officers have accrued benefits that were frozen as of June 30, 2010.

—

QEP Deferred Compensation Wrap Plan – a nonqualified plan that provides for individuals to defer additional amounts above IRC caps and to receive the standard company match up to 6% of salary above the Code caps as if they were participating in the QEP 401(k) plan.

—	QEP Supplemental Executive Retirement Plan – a nonqualified plan that restores benefits lost in the QEP Retirement Plan due to IRC limitations on compensation.

More detail on each of these plans is available in the Compensation Tables section.

In addition to the retirement benefits above, we also provide other benefits identical to those provided to all other employees, such as medical, dental, and vision insurance, a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features), employer-paid basic life insurance (providing two-times base salary coverage up to a maximum of $750,000 as of 7/1/11), employer-paid accidental death & dismemberment (one-times base salary up to a maximum of $750,000 as of 7/1/11), employee-paid supplemental life insurance (for up to four-times base salary, but not to exceed $1,000,000), employer-paid dependent life insurance, business-travel accident insurance, voluntary accident insurance, long-term disability and short-term disability insurance, paid time off, paid holidays and an employee assistance program.

Severance Protections

The Named Executive Officers are entitled to certain benefits upon termination as provided in our equity plans and the QEP Resources, Inc. Executive Severance Compensation Plan (the QEP Severance Plan). More detail on potential payments upon various termination events is available in the section entitled Potential Payments upon Termination or Change in Control.

Employment Agreements – Mr. Stanley and Mr. Doleshek are both subject to employment agreements that help ensure the retention of our top two officers and provide additional severance protections not available to other officers. These agreements specify the terms of their employment, including minimum participation in all compensation elements and severance protections, and are described in more detail in the section entitled Compensation Tables – Employment Agreements. These agreements expire in June 2013.

Equity Plans – As described in the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan and the applicable award agreements, all long-term incentive awards vest upon a change in control. This provision is aligned with current market practices, serves as a retention tool leading up to a change in control, and simplifies the transition of these plans upon a change in control.

QEP Executive Severance Plan – The QEP Executive Severance Plan is a “double-trigger” plan that provides for benefits upon qualifying terminations of employment occurring on or within three years following a change in control of QEP. We have recently amended this plan to remove the excise tax gross-ups based on feedback from investors and to align the Plan with evolving governance standards. Our Compensation Committee believes that these arrangements assist the Company in attracting and retaining executive talent and in aligning management’s interests with shareholders in the event of a change in control. The plan is described, and estimates of payments to the named executives as of December 31, 2011, are set forth in the section entitled Potential Payments upon Termination or Change in Control.

Other Executive Compensation Matters

Executive Share Ownership Requirements

We have established stock ownership guidelines for executive officers with the goal of promoting ownership of our common stock and aligning the interests of our executive officers with those of our shareholders. The ownership guidelines are currently established at the following minimum levels:

Named Executive Officer	Guideline	Ownership Status as of 12/31/2011
Mr. Stanley(1)	6x base salary	Exceeds
Mr. Doleshek(1)	3x base salary	Exceeds
Other Named Executive Officers	2x base salary	Exceeds

(1)	The stock ownership guidelines for Messrs. Stanley and Doleshek are set forth in their respective employment agreements.

Our executives are required to achieve the applicable level of stock ownership within five years of the date the person first becomes an executive officer. Shares that count towards satisfaction of the guidelines include shares owned outright by the executive, restricted shares, shares held in the Employee Investment Plan and phantom stock units attributable to deferred compensation under the QEP Deferred Compensation Wrap Plan.

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting rules and regulations when structuring the executive compensation paid to our Named Executive Officers, including the following:

—

Section 162(m) – Section 162(m) of the Code, precludes us from deducting for tax purposes compensation paid in excess of $1,000,000 per year to any named executive officer listed in the Summary Compensation Table (other than our chief financial officer), except performance-based compensation. Our Compensation Committee may award compensation that is not deductible if, in our Compensation Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure. While base salary and time-based restricted stock, by their nature, do not qualify as performance-based compensation, our Compensation Committee has structured our Long-Term Cash Incentive Plan and annual incentive program with the intent that they qualify as performance-based compensation under the Code. For our annual incentive program, we incorporate a financial metric to fund an overall pool, such that awards granted under the annual incentive program are intended to qualify as performance-based compensation under the Code.[2]

—

Section 409A – Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Our Compensation Committee endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code.

2 For 2011, the pool was established as 1% of EBITDA. EBITDA is a non-GAAP measure. Management defines EBITDA as net income before the following items: interest and other income, income taxes, interest expense, and depreciation, depletion and amortization. EBITDA for purposes of determining the pool available under our AMIP II differs from the Adjusted EBITDA referred to above and in our Annual Report on Form 10-K. Adjusted EBITDA is, however, used as a metric to determine amounts payable under our Annual Incentive Plan.

—

Fair Value of Stock-Based Payments – Awards of stock options and restricted stock under LTSIP and awards of performance share units under the LTCIP are accounted for under FASB ASC Topic 718 (formerly referred to as SFAS No. 123(R)). FASB ASC Topic 718 requires the recognition of expense for the fair value of stock-based payments. Our Compensation Committee considers the accounting impact in evaluating QEP’s executive compensation programs.

Compensation Risk Assessment

We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. Our Compensation Committee reviewed a risk assessment completed by the Consultant of the Company’s executive and non-executive compensation programs. Based on such review, our Compensation Committee believes that while there are certain risks inherent in the nature of the Company’s business, the Company’s compensation program does not encourage our executives or our non-executive employees to take inappropriate or excessive risks and is not reasonably likely to have a material adverse effect on the Company. The risk-mitigating factors considered by our Compensation Committee included the following:

—	an appropriate balance of operating and financial performance measures;

—	an appropriate balance of fixed and at-risk compensation components;

—	a balanced mix of cash and equity, with significant weighing on long-term incentive awards;

—	significant stock ownership requirements for executives and a hedging policy;

—	extended three-year vesting schedules on equity grants; and

—	caps and defined thresholds for payout on incentive awards.

Our Compensation Committee believes that these factors encourage all of our employees to focus on QEP’s sustained long-term performance.

Derivatives Trading and Hedging Prohibition

The Company has a policy that prohibits directors, officers and employees from engaging in derivative transactions involving QEP stock for any purpose, including short-term trading, short sales, options trading, trading on margin, and hedging.

Clawback of Compensation

Management plans to implement a clawback provision for incentive compensation (triggered upon specified restatements of financial statements), subject to Compensation Committee approval, once the SEC adopts new regulations implementing the requirements of the Dodd-Frank Act regarding clawbacks.

Succession Planning

The Compensation Committee conducts a succession planning program that involves assessment throughout the organization of high potential employees and readiness of potential successors to key roles. Our Compensation Committee annually conducts a review with specific focus on the CEO and his direct reports. Our Compensation Committee views this as a critical process to ensure continuity of our business and to provide challenging and rewarding career opportunities for our employees.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compen- sation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)(6) (h)	All Other Compen- sation ($)(7) (i)	Total ($)(8) (j)
Charles B. Stanley President & Chief Executive Officer	2011 2010 2009	745,000 720,000 700,000	0 0 0	2,533,377 4,084,441 566,080	(1) (2)	1,266,673 690,060 902,880	1,087,500 1,699,792 1,285,699	1,078,612 633,425 417,623	23,200 42,392 23,987	6,734,362 7,870,110 3,896,269
Richard J. Doleshek Executive Vice President & Chief Financial Officer	2011 2010 2009	486,667 466,667 293,365	0 0 0	1,233,362 2,397,220 2,031,600	(1) (2)	616,683 333,900 868,000	639,450 846,000 622,688	290,528 164,826 44,457	48,200 11,760 349,726	3,314,890 4,220,373 4,209,836
Jay B. Neese Executive Vice President	2011 2010 2009	416,667 375,000 330,000	0 0 0	1,100,055 2,059,735 0	(1) (2)	550,011 333,900 668,800	523,813 776,655 496,739	1,202,656 572,177 361,794	38,969 35,837 28,544	3,832,170 4,153,304 1,885,877
Perry H. Richards Senior Vice President, QEP Field Services	2011 2010 2009	268,333 260,000 232,500	0 0 0	373,353 454,884 176,900	(1) (2)	186,670 166,950 209,000	234,900 322,464 239,011	532,043 295,203 176,193	33,584 19,700 19,371	1,628,884 1,519,201 1,052,975
Eric L. Dady Vice President & General Counsel	2011 2010 2009	304,167 242,498 225,756	0 0 0	300,058 281,311 28,304	(1) (2)	150,018 0 83,600	274,050 212,071 125,865	530,032 224,278 167,265	34,065 23,738 19,241	1,592,389 983,896 654,173

(1)	The amounts in column E for 2011 include the 2011 grants under the Long Term Cash Incentive Plan (LTCIP). Awards are denominated in performance share units, cliff vest in 3 years and are paid in cash. In previous years, these awards were shown at payout in column G because the awards were not denominated in performance share units but instead included a “stock price appreciation” factor. Due to this change in the program, the awards are disclosed at grant in column E rather than at payout in column G. Stock awards include performance share units granted under the LTCIP and restricted stock granted under the LTSIP at the grant date fair values below:

Name	Performance Share Units ($)	Restricted Stock ($)
Charles B. Stanley	1,266,688	1,266,688
Richard J. Doleshek	616,681	616,681
Jay B. Neese	550,027	550,027
Perry H. Richards	186,676	186,676
Eric L. Dady	150,029	150,029

(2)	The amounts in column E for 2010 were higher due to the LTCIP Conversion Awards and spin-off recognition awards. LTCIP Conversion Awards were the conversion at spin-off of outstanding long-term cash incentive plan awards under the Questar LTCIP plan to restricted stock under the terms of our LTSIP. Spin-off recognition awards were grants of restricted stock made to reward the effort certain executives put forth to execute the spin-off transaction.
(3)	The dollar amount indicated in column F is the aggregate grant date fair value computed in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 10 to the consolidated financial statements included in Item 8 of Part II of the our 2011 Form 10-K.

(4)	The amounts in column G reflect the cash incentive awards for 2011 that were determined by the Compensation Committee and paid out in February 2012. These awards are discussed in further detail in the Compensation Discussion and Analysis.
(5)	The amounts in Column H represent the actuarial increase in the present value of the named executive officer’s benefits under the QEP Pension Plan and the Supplemental Executive Retirement Plan (SERP). These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in the consolidated financial statements included in Item 8 of Part II of the our 2011 Form 10-K.
(6)	The amounts in Column H do not include any Nonqualified Deferred Compensation earnings because such earnings, as reflected in the Nonqualified Deferred Compensation table column (d), do not consist of any above-market or preferential earnings.
(7)	Items included in column J (All Other Compensation) are detailed below and include an officer allowance of $8,500 based on current market practices to offset the cost of tax preparation, financial planning, and other expenses:

Name	QEP 401(k) Plan Employer Match ($)	Paid Time-Off Sold ($)	Officer Allowance ($)	Relocation Expense Reimbursement ($)	Total
Charles B. Stanley	$14,700	n/a	$8,500		$23,200
Richard J. Doleshek	$14,700	n/a	$8,500	$25,000	$48,200
Jay B. Neese	$14,700	$15,769	$8,500		$38,969
Perry H. Richards	$14,700	$10,384	$8,500		$33,584
Eric L. Dady	$14,700	$10,865	$8,500		$34,065

(8)	As reflected in the Summary Compensation Table above, the salary received by each of our named executive officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Charles B. Stanley	2011	11.1%
	2010	9.1%
	2009	18.0%
Richard J. Doleshek	2011	14.7%
	2010	11.1%
	2009	7.0%
Jay B. Neese	2011	10.9%
	2010	9.0%
	2009	17.5%
Perry H. Richards	2011	16.5%
	2010	17.1%
	2009	22.0%
Eric L. Dady	2011	19.1%
	2010	24.6%
	2009	34.5%

Employment Agreements

We have employment agreements with Charles B. Stanley, our President and Chief Executive Officer, and Richard J. Doleshek, our Executive Vice President, Chief Financial Officer and Treasurer. The terms of these agreements are summarized below.

Mr. Stanley

Under his employment agreement, Mr. Stanley serves as our President and Chief Executive Officer and as a member of our Board. His employment agreement was effective July 1, 2010, and has a term of three years, unless terminated earlier by QEP or Mr. Stanley in accordance with the provisions therein. Mr. Stanley receives a minimum annual base salary of $720,000, which is reviewed annually by the Compensation Committee and may be increased but not reduced. Mr. Stanley is eligible to participate in the annual incentive plan, under which his target bonus will equal a minimum of 90% of his annual base salary. Mr. Stanley is also entitled to participate in the LTCIP, under which his target bonus will be at least equal to that provided to any other officer. Mr. Stanley is also entitled to other benefits, including participation in our 401(k) plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP. Mr. Stanley is entitled to receive equity awards at least equal to that provided to any other QEP officer, which equity awards will permit Mr. Stanley to exercise any vested options for at least 30 days following the termination of his employment, unless a longer period is otherwise specified. Mr. Stanley is eligible to receive certain payments upon termination or change of control. These payments are described in the section Potential Payments upon Termination or Change in Control.

Mr. Doleshek

Under his employment agreement, Mr. Doleshek serves as the Executive Vice President, Chief Financial Officer and Treasurer of QEP. His employment agreement was effective July 1, 2010, and has a term of three years, unless terminated earlier by QEP or Mr. Doleshek in accordance with the provisions therein. Mr. Doleshek receives a minimum annual base salary of $470,000, which is reviewed annually and may be increased but not reduced. Mr. Doleshek is eligible to participate in the annual incentive program, under which his target bonus will equal a minimum of 90% of his annual base salary. Mr. Doleshek is also entitled to participate in our LTCIP, under which his target bonus will not be less than $500,000. Mr. Doleshek is also entitled to other benefits, including participation in our 401(k) plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP. Mr. Doleshek may receive equity awards to be granted in the Compensation Committee’s sole discretion. Mr. Doleshek is eligible to receive certain payments upon termination or change of control. These payments are described in the section Potential Payments upon Termination or Change in Control.

GRANTS OF PLAN-BASED AWARDS FOR 2011

This table shows the plan-based awards granted to the named executive officers during 2011. For non-equity and equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or option shares granted and the grant date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)(5)	Grant Date Fair Value of Stock & Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Charles B. Stanley	Feb. 25, 2011	56,250	750,000	1,500,000				0	0		0
	Feb. 25, 2011(2)				633,344	1,266,688	2,533,377	0	0		0
	Feb. 25, 2011(3)	0	0	0				0	63,588	39.07	1,266,673
	Feb. 25, 2011(4)	0	0	0				32,421	0		1,266,688
Richard J. Doleshek	Feb. 25, 2011	33,075	441,000	882,000				0	0		0
	Feb. 25, 2011(2)				308,340	616,681	1,233,362	0	0		0
	Feb. 25, 2011(3)	0	0	0				0	30,958	39.07	616,683
	Feb. 25, 2011(4)	0	0	0				15,784	0		616,681
Jay B. Neese	Feb. 25, 2011	27,094	361,250	722,500				0	0		0
	Feb. 25, 2011(2)				275,014	550,027	1,100,055	0	0		0
	Feb. 25, 2011(3)	0	0	0				0	27,611	39.07	550,011
	Feb. 25, 2011(4)	0	0	0				14,078	0		550,027
Perry H. Richards	Feb. 25, 2011	10,125	135,000	270,000				0	0		0
	Feb. 25, 2011(2)				93,338	186,676	373,353	0	0		0
	Feb. 25, 2011(3)	0	0	0				0	9,371	39.07	186,670
	Feb. 25, 2011(4)	0	0	0				4,778	0		186,676
Eric L. Dady	Feb. 25, 2011	14,175	189,000	378,000				0	0		0
	Feb. 25, 2011(2)				75,014	150,029	300,058	0	0		0
	Feb. 25, 2011(3)	0	0	0				0	7,531	39.07	150,018
	Feb. 25, 2011(4)	0	0	0				3,840	0		150,029

(1)	The amounts included in these columns reflect estimated future cash payouts under our annual incentive program based on actual base salaries for 2011. If threshold levels of performance are not met, then the payout can be zero. Actual incentive payouts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	This row represents the opportunity under the LTCIP.
(3)	This row shows options granted during 2011 pursuant to the LTSIP.
(4)	This row shows grants of restricted stock during 2011 pursuant to the LTSIP.
(5)	This price represents the closing price of QEP common stock on February 25, 2011.

Amounts payable under our non-equity long-term cash incentive plan and our long-term stock incentive plan are determined based on performance criteria set forth in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

This table shows outstanding equity awards for the named executive officers. All values shown are as of December 31, 2011.

						Stock Awards
Option Awards						Restricted Stock			Performance Share Units
Name (a)	Shares of Common Stock Underlying Unexercised Options Exercisable (#) (b)	Shares of Common Stock Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(11) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (j)
Charles B. Stanley	172,000 112,000 150,000 200,000 60,000 72,000 20,667 0	0 0 0 0 0 36,000 41,333 63,588	(1) (2) (3)	8.12 7.78 9.19 26.14 27.84 23.98 27.55 39.07	01/13/12 02/11/12 02/11/13 10/24/12 02/13/15 02/12/16 03/05/17 02/25/18	12,000 34,633 18,666 40,514 30,706 32,421	(5) (1) (2) (6) (7) (3)	351,600 1,014,747 546,914 1,187,060 899,686 949,935	32,421	949,935
Richard J. Doleshek	0 10,000 0	100,000 20,000 30,958	(4) (2) (3)	22.95 27.55 39.07	05/07/16 03/05/17 02/25/18	20,000 10,000 40,514 20,471 15,784	(8) (2) (6) (7) (3)	586,000 293,000 1,187,060 599,800 462,471	15,784	462,471
Jay B. Neese	17,910 53,333 10,000	0 26,667 20,000 27,611	(1) (2) (3)	9.19 23.98 27.55 39.07	02/11/13 03/05/16 03/05/17 02/25/18	750 3,333 9,000 12,209 22,283 17,059 14,078	(9) (5) (2) (1) (6) (7) (3)	21,975 97,657 263,700 357,724 652,892 499,829 412,485	14,078	412,485
Perry H. Richards	3,000 16,667 5,000 0	0 8,333 10,000 9,371	(1) (2) (3)	9.19 23.98 27.55 39.07	02/11/13 03/05/16 03/05/17 02/25/18	2,000 1,666 5,000 5,118 4,778	(5) (1) (2) (7) (3)	58,600 48,814 146,500 149,957 139,995	4,778	139,995
Eric L. Dady	6,667 0	3,333 7,531	(1) (3)	23.98 39.07	03/05/16 02/25/18	300 333 266 1,333 6,824 3,840	(10) (5) (1) (2) (7) (3)	8,790 9,757 7,794 39,057 199,943 112,512	3,840	112,512

(1)	These shares vested on March 5, 2012.
(2)	50% of these shares vested on March 5, 2012 and 50% will vest on March 5, 2013.
(3)	33.3% of these shares vested on March 5, 2012; 33.3% will vest on March 5, 2013; and 33.3% will vest on March 5, 2014.
(4)	100% of these shares will vest on May 7, 2012.
(5)	These shares vested on February 12, 2012.

(6)	These shares will vest on March 5, 2013.
(7)	33.3% of these shares will vest on September 5, 2012; 33.3% will vest on September 5, 2013; and 33.3% will vest on September 5, 2014.
(8)	These shares will vest on May 7, 2012.
(9)	These shares will vest on October 30, 2012.
(10)	These shares will vest on August 31, 2012.
(11)	These amounts represent the target number of performance share units awarded under the LTCIP. Each performance share unit represents a contingent right to receive the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount) will range from 0% to 200% of the number of performance share units awarded, depending on QEP’s relative total shareholder return in comparison to a peer group of companies during the three-year period ending December 31, 2014.

OPTION EXERCISES AND STOCK VESTED IN 2011

Name (a)	Stock Awards
	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Charles B. Stanley	31,999	1,225,828
Richard J. Doleshek	25,000	1,028,750
Jay B. Neese	3,333	128,354
Perry H. Richards	6,167	235,658
Eric L. Dady	1,567	58,944

(1)	The value realized equals the market value on the vesting date multiplied by the number of shares vested.

Retirement Benefits

The QEP Resources, Inc. Employee Investment Plan (EIP) is a 401(k) Plan that allows employees to defer and contribute a portion of their compensation up to the annual IRS limit ($245,000 in 2011). The Company provides matching contributions on 100% of an employee’s contributions up to 6% of eligible compensation. The employee deferrals and matching contributions are invested, as directed by the participant, in mutual funds or other alternatives, including QEP common stock.

The QEP Resources, Inc. Retirement Plan is a defined benefit pension plan. At the time of the spin-off, the assets and liabilities held in trust attributable to active QEP employees who were participants in the Questar Retirement Plan were apportioned to the trust of the new QEP Retirement Plan. As of the spin-off date, the named executive officers who participated in the Questar Retirement Plan had their benefits frozen and ceased to accrue benefits under the new QEP Retirement Plan. Instead, following the spin-off, each named executive officer receives all future retirement plan benefits under the SERP. The benefit under the SERP approximates the retirement benefit the plan participants would have received under the QEP Retirement Plan had they remained eligible to participate in such plan and continued to accrue benefits under the plan following the spin-off. The SERP is described below.

Nonqualified Retirement Plans

The Compensation Committee believes that competitive retirement planning programs significantly strengthen our ability to attract and retain executive talent in our industry. QEP established nonqualified retirement plans for the benefit of named executive officers and certain other QEP employees. QEP has two nonqualified retirement plans: the Deferred Compensation Wrap Plan and the SERP.

Deferred Compensation Wrap Plan. QEP allows officers, along with certain other key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Wrap Plan. This Program allows officers and certain key employees to defer taxable income and provide for future financial needs. Eligible employees may defer a portion of their base salaries and cash bonuses for a maximum of ten years after termination of employment. Participants select their investments from a variety of investment options, including QEP phantom shares and an array of mutual funds. Gains and losses on the deferred amounts are tracked against participant-selected investments. A specified percentage of amounts deferred under this program may receive a matching contribution.

401(k) Supplemental Program of the Wrap Plan. This Program allows officers and certain key employees whose compensation exceeds the IRS Limit to defer up to 6% of their salaries in excess of the IRS Limit and to receive a company matching contribution on this deferred amount as if that amount had been invested in the QEP Employee Investment Plan (EIP) / 401(k) Plan. Participant gains and losses on the deferred amounts are tracked against participant-selected investments.

Supplemental Executive Retirement Plan

The named executive officers also participate in the SERP, which generally provides highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified defined benefit pension plan. Participation in the SERP is limited to eligible individuals who have (i) an accrued benefit under the QEP Retirement Plan, and (ii) received or are expected to receive compensation in excess of the limit imposed by the Internal Revenue Service for compensation that may be taken into account for purposes of providing benefits under a tax-qualified pension plan ($245,000 in 2011). For any individuals who became participants in the SERP after the spin-off date, the SERP generally provides benefits equal to the difference between the benefits payable under the QEP Retirement Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Wrap Plan.

Upon the spin-off, the qualified and non-qualified retirement plan benefits for active QEP employees who participated in the Questar SERP (Transferred SERP Participants) were transferred to the QEP Retirement Plan and SERP respectively. Their qualified benefits under the QEP Retirement Plan were frozen as of the Spin-off date. All retirement plan benefits earned after the Spin-off date for transferred SERP participants will be accrued in the SERP. Benefits in the SERP will be calculated as follows: the total retirement benefit based on the benefit formula under the QEP Retirement Plan (including compensation in excess of the IRS Limit and any deferred compensation), less the (frozen) benefit payable to the participant under the QEP Retirement Plan.

PENSION BENEFITS

Name (a)	Plan(1) (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($)(3) (d)
Charles B. Stanley	QEP Retirement Plan SERP	8.5 10	(2)	298,498 2,829,724
Richard J. Doleshek	QEP Retirement Plan SERP	1 3	(2)	36,518 463,294
Jay B. Neese(4)	QEP Retirement Plan SERP	32 34	(2)	998,511 2,664,081
Perry H. Richards	QEP Retirement Plan SERP	26 28	(2)	809,525 930,343
Eric L. Dady	QEP Retirement Plan SERP	16 18	(2)	726,267 802,232

(1)	The named executive officers’ accrued retirement plan benefits as of 6/30/10 are frozen. Instead of continued participation in the QEP Retirement Plan, the named executive officers accrue all future benefits after 06/30/10 in our SERP.
(2)	This number reflects years of service before participation in the QEP Retirement Plan was frozen.
(3)	The Present Value of Accumulated Benefit amounts provided in the table are based on the retirement plan benefits accrued through December 31, 2011, assuming that such benefits are paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2011, is 4.7%.
(4)	Mr. Neese has a supplemental retirement benefit due to a change in Questar vacation policy in 1997. These benefits are frozen and include $6,923 for Mr. Neese.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (F)
Charles B. Stanley	135,855	107,655	(370,425)	0	1,668,954
Richard J. Doleshek	65,210	65,210	(40,165)	0	208,272
Jay B. Neese	132,069	41,643	(140,698)	0	638,829
Perry H. Richards	16,178	16,178	(16,398)	0	139,278
Eric L. Dady	36,409	16,105	(17,523)	0	173,845

(1)	The named executive officers automatically participated in the QEP 401(k) Supplemental Program of the Wrap Plan when their compensation exceeded the IRS Limit. Six percent of qualified compensation in excess of the IRS Limit is treated as if contributed to the QEP 401(k) Plan and receives the applicable employer match provided for in the QEP 401(k) Plan.
(2)	In 2011, Messrs. Stanley, Neese and Dady each deferred compensation under the Deferred Compensation Program of the Wrap Plan. Under the terms of this program, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any compensation deferred receives a Company match as if contributed to the QEP 401(k) Plan.
(3)	Aggregate earnings are not included in the Summary Compensation Table because they do not consist of any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination to Executives with Employment Contracts

The Board entered into employment agreements with Messrs. Stanley and Doleshek to help ensure their retention and to provide additional severance protection not available to other officers. The following table outlines the determination of payments to Messrs. Stanley and Doleshek pursuant to their employment agreements under various termination scenarios (other than in connection with a change in control, which is addressed separately below).

Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause or Resignation for Good Reason	Retirement
Cash payments	Earned but unpaid base salary and paid time-off benefits	One month salary + earned but unpaid base salary and paid time-off benefits	3x base salary + 3x actual prior year annual incentive paid + earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits

Annual Incentive	Forfeit	Target incentive payment	Forfeit	Prorated award

Equity Awards	Forfeit unvested equity	Accelerated vesting of all unvested awards	Accelerated vesting of all unvested awards	Forfeit unvested equity

LTCIP	Forfeit outstanding awards	Payment at target of any outstanding awards	Forfeit outstanding awards	Prorated award

Under the employment agreements, “cause” means any of the following: (a) conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) willful or intentional material breach of the agreement that results in financial detriment that is material to the Company and its affiliates taken as a whole.

For purposes of clause (b), “cause” does not include any one or more of the following: (i) bad judgment, (ii) negligence, or (iii) any act or omission that the executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of the executive to gain, directly or indirectly, a profit to which he was not legally entitled), or (iv) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least three months. “Good reason” means any of the following events or conditions occur without the executive’s written consent and remain in effect after notice has been provided by the executive to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibility; (iii) a material change in the geographic location at which executive performs services; or (iv) any other action or inaction that constitutes a material breach by the Company or its subsidiaries of the agreement.

The following table sets forth the estimated payments to Messrs. Stanley and Doleshek pursuant to their employment agreements under various termination scenarios. The table assumes the termination date occurred on December 31, 2011.

Name and Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause or Resignation for Good Reason	Retirement
Charles B. Stanley
Cash payments	$111,659	$174,159	$6,249,035	n/a	(1)
Annual Incentive	$0	$750,000	$0	n/a	(1)
Equity Awards	$0	$6,512,706	$6,512,706	n/a	(1)
LTCIP	$0	$949,935	$0	n/a	(1)
Total	$111,659	$8,386,800	$12,761,741	n/a	(1)
Richard J. Doleshek
Cash payments	$70,123	$110,957	$4,078,123	n/a	(1)
Annual Incentive	$0	$441,000	$0	n/a	(1)
Equity Awards	$0	$5,424,332	$5,424,332	n/a	(1)
LTCIP	$0	$462,471	$0	n/a	(1)
Total	$70,123	$6,438,760	$9,502,455	n/a	(1)

(1)	Messrs. Stanley and Doleshek are not yet eligible to retire.

Payments upon Termination to Executives without Employment Contracts

Messrs. Neese, Richards and Dady do not have employment contracts. Therefore, any payments due to them upon termination would be calculated pursuant to the underlying plans and terms of the award agreements. The table below outlines the determination of payments due to executives without contracts upon termination under various scenarios (other than in connection with a change in control, which is addressed separately below).

Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause	Retirement
Cash payments	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits

Annual Incentive	Forfeit	Prorated award	Forfeit	Prorated award

Equity Awards	Forfeit unvested equity	Accelerated vesting of unvested equity	Forfeit unvested equity	Forfeit unvested equity

LTCIP	Forfeit	Prorated award	Forfeit	Prorated award

The following table sets forth the estimated payments due to executives without employment agreements under various termination scenarios (other than in connection with a change in control, which is addressed separately below). The table assumes the termination date occurred on December 31, 2011.

Name and Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause	Retirement
Jay B. Neese
Cash payments	$72,401	$72,401	$72,401	n/a (1)
Annual Incentive	$0	$523,813	$0	n/a (1)
Equity Awards	$0	$3,103,757	$0	n/a (1)
LTCIP	$0	$137,495	$0	n/a (1)
Total	$72,401	$3,627,560	$72,401	n/a (1)
Perry H. Richards
Cash payments	$42,561	$42,561	$42,561	n/a (1)
Annual Incentive	$0	$234,900	$0	n/a (1)
Equity Awards	$0	$915,902	$0	n/a (1)
LTCIP	$0	$46,665	$0	n/a (1)
Total	$42,561	$1,150,802	$42,561	n/a (1)
Eric L. Dady
Cash payments	$57,804	$57,804	$57,804	$57,804
Annual Incentive	$0	$274,050	$0	$274,050
Equity Awards	$0	$468,109	$0	$0
LTCIP	$0	$37,504	$0	$37,504
Total	$57,804	$742,159	$57,804	$369,358

(1)	Messrs. Neese and Richards are not yet eligible to retire.

Potential Payments upon a Change in Control: Severance Plan

Looking Ahead

In response to feedback from shareholders through our first “Say on Pay” vote and to align with competitive best practices, our Compensation Committee approved revisions to the QEP Executive Severance Plan in February 2012. The changes include the removal of excise tax gross-ups, the introduction of a tiered approach to benefits under the plan, a simpler calculation of the cash payment, and an increase in the health and welfare benefit continuation period consistent with competitive practice.

For 2011, under the double-trigger QEP Executive Severance Plan in effect at that time, participants would have received certain severance benefits upon termination following a change in control if such termination was initiated by the employer within three years following the change in control for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits would have included a cash severance payment equal to twice the sum of 1) annual base salary; 2) the higher of the average of the annual bonuses they actually received or the target established for them for the three fiscal years prior to the change in control; plus 3) the target bonus under LTCIP for the single performance period beginning in the year of termination. The benefits also include prorated payments under the annual bonus plan(s) and LTCIP, except with respect to the 2009 to 2011 and 2010 to 2012 performance periods under the LTCIP, which were settled in restricted stock at the time of the spin-off. Each participant would also have received a payment representing the difference between the net present value of the benefits under the QEP Pension Plan and the SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service. Any other payments and benefits provided under other plans due to a change in control would have been triggered, i.e. unvested equity would vest under the terms of LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Wrap Plan and the SERP. Additionally, these named executive officers would have been entitled, at no cost to the executives, to medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage under current employee plans for six months after the date of termination. As of December 31, 2011, the QEP Severance Plan included a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280G of the Code, however, in February 2012, the Board removed the gross-up tax provision from the severance plan, and made certain other changes as discussed above. All severance payments are subject to Section 409A of the Code.

Under the QEP Executive Severance Plan, a Change in Control is deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of June 30, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 30, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company’s shareholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Under the QEP Executive Severance Plan, “good reason” means any of the following events or conditions which occur without the participant’s written consent, and which remain in effect after notice has been provided by the participant to the Company of such material reduction and the expiration of a 30 day cure period: (i) a material diminution in the participant’s base compensation; (ii) a material diminution in the participant’s authority, duties, or responsibility; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the participant is required to report, including a requirement that a participant report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the participant retains authority; (v) a material change in the geographic location at which the participant performs services; or (vi) any other action or inaction that constitutes a material breach by an employer of the participant’s employment agreement (if any).

If there had been a termination due to a change in control on December 31, 2011 that triggered the severance benefits, the following are estimates of the value of the amounts and benefits payable under the QEP Executive Severance Plan:

Named Executive Officer	Cash Severance	Annual Incentive	LTCIP Awards	Equity Awards	Health & Retirement Benefits	Gross Up(3)	Total(1)
Mr. Stanley(2)	$6,369,706	$750,000	$316,645	$6,512,707	$630,526	$0	$14,579,584
Mr. Doleshek(2)	$3,682,022	$441,000	$154,157	$5,424,331	$479,410	$2,015,704	$12,196,624
Mr. Neese	$2,783,101	$361,250	$137,495	$3,103,748	$80,705	$1,318,731	$7,785,031
Mr. Richards	$1,334,697	$135,000	$46,655	$915,903	$44,358	$0	$2,476,624
Mr. Dady	$1,308,000	$189,000	$37,504	$468,110	$174,617	$700,216	$2,877,447

(1)	These amounts do not include any payments of deferred compensation under the Wrap Plan or payment of any SERP benefits.
(2)	Mr. Stanley’s and Mr. Doleshek’s employment contracts limit their payments to the higher of any amount payable under the QEP Executive Severance Plan or under their employment contracts in the event of a change in control, but not both. Amounts reported in the table above represent amounts payable under the QEP Executive Severance Plan.
(3)	Applicable when excise tax has been triggered.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors spend in fulfilling their duties to our Company and our shareholders, as well as the skill level required by our Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained the Consultant to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Employee directors are not separately compensated for their service on the Board.

In February 2011, the Compensation Committee approved the new design of the director compensation program as well as the amounts paid under the program, effective April 2011. The changes brought our directors’ total compensation in line with the market median and reflect best practice by simplifying the program. The new program removes per meeting fees and provides a standard annual retainer based on role.

Retainer and Meeting Fees. The table below describes the new director compensation program which was implemented in the second quarter of 2011.

Type of Fee	Amount
Annual Board Member Retainer	$70,000
Additional Audit Committee Chair Retainer	$15,000
Additional Compensation Committee Chair Retainer	$15,000
Additional Other Committee Chair Retainer	$10,000
Additional Chairman of the Board Retainer	$150,000
Annual Equity Grant	$175,000

Long-Term Stock Incentive Plan. In 2011, directors received an annual equity grant of restricted stock pursuant to the LTSIP.

Director Deferred Compensation

Non-employee directors are eligible to participate in the Deferred Compensation Wrap Plan, which allows non-employee directors to defer compensation paid to them (both cash compensation and equity compensation). Payments of phantom share balances upon a director’s cessation of board service are made in cash. Directors are credited with earnings and dividends on the phantom shares.

Director Compensation Table for 2011

The following table sets forth information concerning total director compensation earned by each non-employee director during 2011:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Total ($) (h)
Phillips S. Baker, Jr.	72,325	175,000	0	247,325
L. Richard Flury	85,950	175,000	0	260,950
Robert E. McKee III	132,200	175,000	0	307,200
Keith O. Rattie	204,500	175,000	0	379,500
M. W. Scoggins	82,200	175,000	0	257,200
David A. Trice	55,000	114,912	0	169,912
James A. Harmon(4)	34,975	175,000	0	209,975

(1)	Some directors deferred amounts as described above.
(2)	The dollar amount indicated for each of these restricted stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 10 to consolidated financial statements included in Item 8 of Part II of the Company’s 2011 Form 10-K. On February 25, 2011, all non-employee directors of QEP received a grant of QEP restricted stock or phantom restricted stock. Directors had the following aggregate stock awards or phantom shares outstanding as of December 31, 2011:

Name	Number of Restricted Shares/Restricted Stock Units		Number of Phantom Shares
Phillips S. Baker, Jr.	0		4,489
L. Richard Flury	4,480		20,783
Robert E. McKee III	0		28,599
Keith O. Rattie	38,735	*	0
M. W. Scoggins	0		26,941
David A. Trice	0		2,804
James A. Harmon	0		0

*	Mr. Rattie has 4,480 shares of restricted stock and 34,255 restricted stock units

(3)	Directors had the following aggregate options outstanding at December 31, 2011:

Name	Number of Vested Option Shares*
Phillips S. Baker, Jr.	0
L. Richard Flury	14,000
Robert E. McKee III	14,000
Keith O. Rattie	882,174
M. W. Scoggins	0
David A. Trice	0
James A. Harmon	14,000

*	All non-employee directors options are vested.

(4)	Mr. Harmon retired from service as a director in May 2011.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2011, we have a shareholder-approved equity incentive compensation plan under which shares of our common stock are authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our common stock.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	3,914,514	$19.30	14,096,942
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	3,914,514	$19.30	14,096,942

ITEM NO. 2 – APPROVAL, BY NON-BINDING ADVISORY VOTE, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking a non-binding advisory vote from shareholders to approve the compensation awarded to our Named Executive Officers. The Company has adopted comprehensive executive compensation programs. The proxy statement discloses material information regarding the compensation of the Company’s Named Executive Officers, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company and the Compensation Committee of the Board of Directors continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation and to be responsive to the concerns of our shareholders. We recently amended the QEP Executive Severance Plan for our Named Executive Officers and other officers and key employees of the Company to eliminate tax gross-up payment obligations to those individuals. Please refer to the sections entitled Compensation Discussion and Analysis and Compensation Tables of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

You have the opportunity to vote “for”, “against” or “abstain” from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders of QEP Resources, Inc. common stock approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the Compensation Tables sections and related material disclosed in the proxy statement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Vote Needed for Passage of Proposal

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal.

Board Recommendation

The Board of Directors recommends that shareholders vote for the resolution for the following reasons:

—	Our severance protections are aligned with market practices, and we have recently eliminated the use of excise-tax gross-ups for all employees;

—

Our program is heavily weighted towards performance-based pay: our annual incentives pay out based on performance against key financial and operational metrics, and the ultimate value delivered by our long-term incentives is tied to both absolute and relative shareholder return performance;

—

Our program creates a strong link between our executives’ financial interests and shareholders through the use of stock ownership guidelines and a significant focus on long-term incentive compensation with stock price and shareholder return metrics;

—

Our compensation amounts are competitive with an appropriate group of exploration and production peer companies, particularly after taking into account our strong operating and financial performance for 2011;

—	Our Compensation Committee uses an independent executive compensation advisor who reports directly to the Compensation Committee; and

—	Our use of perquisites is minimal and our executive benefits are limited to simply restoring the benefits lost under our qualified retirement plans due to income limitations.

For the above reasons, the Board of Directors recommends that shareholders vote “FOR” this proposal.

ITEM NO. 3 – APPROVAL OF MATERIAL TERMS OF THE CASH INCENTIVE PLAN

At the time of the Company’s separation from Questar Corporation, our Board of Directors adopted the AMIP II (annual incentive plan for certain officers) and the LTCIP. These plans were established to provide cash incentive awards that qualified as tax deductible compensation under Section 162(m) of the Code. In order to simplify administration and to continue to provide tax deductible cash incentive awards, we are requesting approval by shareholders of the material terms of the Cash Incentive Plan, which will replace the AMIP II and LTCIP, and was unanimously recommended for adoption by the Board of Directors.

The Cash Incentive Plan allows the Company to make awards that qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) generally limits the Company’s federal income tax deduction for compensation paid to certain “covered employees” (generally the named executive officers other than the chief financial officer) to $1 million each, unless all amounts in excess of $1 million qualify for an exception to the limit. One of the available exceptions is for compensation that qualifies as “performance-based”. This exception allows amounts awarded under the Cash Incentive Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any executive to exceed $1 million.

The material terms of the Cash Incentive Plan being submitted for approval include (i) the employees eligible to receive awards under the Cash Incentive Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are achieved.

A summary of the principal provisions of the Cash Incentive Plan is set forth below. This summary is qualified in its entirety by reference to the Cash Incentive Plan. The entire Plan is provided in Appendix A to this Proxy Statement. The Cash Incentive Plan provides the Company with flexibility to award key employees both short and long-term cash incentives. The Board of Directors believes this flexibility in awarding various types of incentive compensation is important in order to align employee performance with key measures of both short- and long-term performance and to provide a competitive compensation program.

Description of the Cash Incentive Plan

Authority of Committee. The Cash Incentive Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee has the authority, among other things, to determine the eligible participants and to establish performance goals.

Eligibility. Eligibility under the Cash Incentive Plan is limited to the highest paid officers and key employees of the Company who are approved by the Committee to participate in the Cash Incentive Plan.

Form of Payment. Payment of awards under the Cash Incentive Plan will be made in cash.

Performance Period. Each performance period under the Cash Incentive Plan may be as short as one year or as long as three years as determined by the Committee.

Designation of Participants, Performance Period, and Performance Goals. Within 90 days of the beginning of each performance period, but in no event after 25% of the relevant performance period has lapsed, the Committee shall (i) select the participants eligible to receive awards, (ii) designate the applicable performance period, (iii) establish the target award for each participant, and (iv) establish the performance goals and the underlying performance criteria that must be achieved in order for the participant to receive an award for such performance period.

Performance Goals. The performance goals that will be used to determine whether an award is payable will be based on one or any combination of the following criteria, in either absolute or relative terms, for the Company or any business unit, as determined by the Committee: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; (m) production and production growth; and (n) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

Committee Certification and Payment of Awards. At the end of each performance period, the Committee shall determine whether the performance goals established for such performance period have been satisfied. Prior to approval of any awards the Committee must certify in writing that the performance goals have been satisfied. The Committee shall then determine the amount of the award to be paid to each participant for the performance period under the terms of the Cash Incentive Plan.

Termination of Employment. If a participant’s employment terminates for any reason other than death, disability, retirement, or a change in control, the participant generally will not be entitled to any payment under the Cash Incentive Plan. If a participant’s employment terminates by reason of death, disability, or retirement, a prorated portion of the award shall be paid at the end of the performance period based on the final performance calculation. If a participant’s employment terminates as a result of a change in control, the participant shall be entitled to a payment as determined by the Compensation Committee calculated in a manner consistent with Section 162(m) within 30 days of the date of separation from service, unless the participant is also a participant in the Executive Severance Plan, in which case the participant will receive a payment pursuant to that plan and not pursuant to the Cash Incentive Plan.

Maximum Payouts. The maximum payments that can be made under the Cash Incentive Plan in any fiscal year to any participant are (i) $4,000,000 for all annual cash incentive awards payable in such year and (ii) $10,000,000 for all long-term cash incentive awards payable in such year.

Amendment and Termination of the Plan. The Board may at any time amend, modify, or terminate the Cash Incentive Plan, but such action shall not affect awards outstanding under the Cash Incentive Plan. No amendment to change the maximum award payable or the possible performance goals shall be effective without shareholder approval.

Award Information. No cash payouts will be made under the Cash Incentive Plan if the material terms of the Plan are not approved by shareholders. The Company intends that, upon shareholder approval of the material terms of the Cash Incentive Plan as set forth in this Proposal, awards under the Cash Incentive Plan will qualify as performance-based compensation that is exempt from the annual deduction limit provided under Code Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

New Plan Benefits

On February 13, 2012, the Compensation Committee awarded performance share units as long-term cash incentive awards under the Cash Incentive Plan, subject to approval of the Cash Incentive Plan by the Company’s shareholders at the Annual Meeting. The awards have a three-year performance period ending December 31, 2014, and a portion or a multiple of the performance share units can be earned depending on our total shareholder return relative to a group of peer companies during the performance period. If the Cash Incentive Plan is not approved by shareholders prior to the end of the performance period, no payment shall be made under this Plan.

The table below sets forth the target amounts granted under the Cash Incentive Plan by our Compensation Committee in February 2012 to each of our named executive officers, to our executive officers as a group, to our non-executive director group and to our employee group, which consists of all officers who are not executive officers.

NEW PLAN BENEFITS

QEP RESOURCES, INC. CASH INCENTIVE PLAN

Name and Position	Dollar Value (Annual Incentive) (1) ($)	Number of Units (Long-term Cash Incentive) (2) (#)
Named Executive Officers
Charles B. Stanley	$790,000	44,769
Richard J. Doleshek	$463,500	21,575
Jay B. Neese	$379,100	19,418
Perry H. Richards	$145,000	6,473
Eric L. Dady	$204,000	7,012
Executive Group (3)	$2,238,100	109,226
Non-Employee Director Group	$0	0
Employee Group (4)	$1,232,850	26,701

(1)	The actual payment may be 0-200% of the listed target amount.
(2)	These long-term incentive awards are stock-denominated, but will be paid in cash. The listed amount is the target.
(3)	This group includes the named executive officers and other executive officers.
(4)	This group includes non-executive officers.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to awards made under the Cash Incentive Plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Participants will recognize ordinary income equal to the amount of the cash received with respect to an award in the year of receipt. That income will be subject to applicable income and employment tax withholding. If and to the extent that payments made under the Cash Incentive Plan satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a corresponding deduction for the amount constituting ordinary income to the participant.

Vote Needed for Passage of Proposal

To be approved under Delaware law, this proposal must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote. For purposes of satisfying the shareholder approval requirement under Section 162(m) of the Code only, the proposal is approved if a majority of the votes cast on the proposal are in favor of the proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the material terms of the Cash Incentive Plan.

ITEM NO. 4 – RATIFICATION OF OUR INDEPENDENT AUDITOR

On November 11, 2011, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012. In connection with the selection of PwC, also on November 11, 2011, the Audit Committee informed Ernst & Young LLP (“Ernst & Young”) that it would be dismissed as the Company’s independent registered public accounting firm no later than the date of the filing of the Company’s Form 10-K for the 2011 fiscal year. Ernst & Young was formally dismissed on February 24, 2012. The Audit Committee selected PwC as the Company’s new independent auditor following a request for proposals and an extensive selection process. We are asking shareholders to ratify the selection of PwC. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC for ratification because we value shareholder views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, our Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of our Company and shareholders.

During the years ended December 31, 2010 and 2009, and through the date PwC was engaged by the Company, neither the Company nor anyone on its behalf has consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither written nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined by Item 304(a)(1)(v) of Regulation S-K).

The report of Ernst &Young on the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph related to the Company’s adoption of ASC 810-10-65-1, “Noncontrolling Interests in Consolidated Financial Statements”, and SEC Release No. 33-8995, “Modernization of Oil and Gas Reporting.”

During the years ended December 31, 2010 and 2009, and through February 24, 2012, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such year. During the years ended December 31, 2010 and 2009, and through February 24, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of PwC and Ernst & Young will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit Fees

Ernst & Young, the Company’s former independent public accounting firm, billed the Company for services from July 1, 2010 until December 31, 2011, as follows. The fees listed are aggregate fees for services performed for each year regardless of when the fee was actually billed.

	2010(1)	2011
Audit Fees(2):	$602,038	$685,400
Audit-related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	0	0

Total	$602,038	$685,400

(1)	These are the audit fees QEP paid in the six months after completion of the spin-off.
(2)	Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by its independent accounting firm. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services, and authorizing the Company to execute letter agreements setting forth such fees. Audit Committee approval is required for any services to be performed by the independent accounting firm that are not specified in the letter agreements. We have delegated approval authority to the Chairman of the Audit Committee, but any exercises of such authority are reported to the Audit Committee at the next meeting. All fees paid to Ernst & Young for years ended December 31, 2010 and 2009 were pre-approved by the Audit Committee in accordance with this policy.

Vote Needed for Passage of Proposal

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2012, requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by shareholders, the Audit Committee may reconsider its decision. As noted earlier in this proxy statement, for purposes of determining whether this proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PwC as our independent auditor.

ITEM NO. 5 – SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

The Illinois State Board of Investment, 180 North LaSalle Street, Suite 2015, Chicago IL, 60601, owner of 14,699 shares of QEP Resources stock advised the Company that a representative will present the following resolution at the Annual Meeting for action by the shareholders. Mr. Gerald Armstrong, another shareholder of the Company, also submitted a resolution to declassify the board but agreed to withdraw it in light of the proposal set forth below, which the Company received on an earlier date.

RESOLVED, that shareholders of QEP Resources, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement of Shareholder

This resolution was submitted by the Illinois State Board of Investment. The Harvard Law School Shareholder Rights Project represented and advised the Illinois State Board of Investment in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

—	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

—	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

—	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

—	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Statement of Board of Directors

Our Company’s Board of Directors has considered the shareholder proposal relating to declassification of the Board, and has decided not to oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that board classification is a controversial topic and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal to provide an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the Board might make.

Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership and enhance a board’s ability to respond to takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth in the proponent’s supporting statement.

Vote Needed for Passage of Proposal

This proposal will be approved if it receives the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting entitled to vote on the matter. If shareholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. As noted earlier, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will not be voted, will not be included in the vote totals and accordingly will not have any effect on whether or not the proposal is approved.

Shareholder approval of this proposal would not, by itself, eliminate the classified board. In order to eliminate the classified board, QEP’s Charter requires a supermajority vote of 80% of the issued and outstanding capital stock.

Board Recommendation

The Board of Directors makes no recommendation on this proposal.

OTHER MATTERS

Annual Report and 2011 Form 10-K

Upon request, we will promptly send a copy of the Annual Report, 2011 Form 10-K (excluding exhibits) and proxy statement to you. Contact Abigail L. Jones at 1050 17th Street, Denver, Colorado 80265 (303)640-4277 to make the request.

Shareholder Nominations and Proposals

To be considered for presentation at our 2013 Annual Meeting of Shareholders and included in the proxy statement pursuant to Rule 14a-8 of the Exchange Act, as amended, a shareholder proposal must be received at the Company’s office no later than December 4, 2012.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before an annual meeting. A shareholder who wants to nominate a person for election as a director or who wants to submit a proposal at the annual meeting without having it considered through the Company’s proxy materials must deliver a written notice and additional information specified in our Bylaws by certified mail, to our corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2013 Annual Meeting, such notice must be received no earlier than January 15, 2013, and no later than February 14, 2013.

Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c). The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals. A copy of our Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to our corporate secretary.

Forward-Looking Statements

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). The forward-looking statements include statements regarding compliance with Section 162(m) and Section 409A of the Code. These statements are based on our current expectations and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements, including changes in governmental regulations and interpretations thereunder and other risks identified in the Risk Factors section of our 2011 Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the Risk Factors section in our 2011 Form 10-K, and in our quarterly reports on Form 10-Q and current reports on Form 8-K.

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are QEP shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies and would like to receive a single copy, please notify your broker or direct your request to us as follows: Abigail L. Jones, 1050 17th Street, Denver, Colorado 80265, (303) 640-4277. We will promptly deliver a separate copy to you upon request.

By Order of the Board of Directors

Abigail L. Jones

Corporate Secretary

Appendix A

QEP RESOURCES, INC.

CASH INCENTIVE PLAN

Section 1. Purpose.

The QEP Resources, Inc. Cash Incentive Plan, as it may be amended from time to time (the “Plan”), is designed to provide incentives to the highest paid officers and key employees of QEP Resources, Inc. (the “Company”) and its Affiliates (as defined below) to focus their best efforts to pursue and attain major organizational goals. The intent of the Plan is to place a significant portion of the eligible employee’s annual and, for certain executives, longer-term compensation at risk by tying it to specific measurable goals that drive long-term shareholder value. Effective January 1, 2012 (the “Effective Date”), the Plan is adopted. The Plan is intended to replace prospectively the QEP Resources, Inc. Annual Management Incentive Plan, Annual Management Incentive Plan II and Long-Term Cash Incentive Plan. Awards made under the QEP Resources, Inc. Long-Term Cash Incentive Plan in years prior to 2012 shall continue to be effective.

Section 2. Definitions.

“Affiliate” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Code section 409A, or any entity otherwise designated as an Affiliate by the Company.

“Board” means the Board of Directors of the Company or a successor to the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board which is comprised wholly of independent, outside directors and which must include at least two such directors, or such other person or entity to which any responsibilities may be delegated by such Committee.

“Covered Employee” means a Selected Employee who is a “covered employee” as defined in Code section 162(m)(3) and the regulations promulgated pursuant to it or who the Committee believes will be such a Covered Employee for any given Performance Period.

“Designated Beneficiary” means the beneficiary designated by the Selected Employee, in a manner determined by the Committee, to receive amounts due the Selected Employee. In the absence of an effective designation by the Selected Employee, Designated Beneficiary shall mean the Selected Employee’s beneficiary(ies) designated by the Selected Employee (or deemed by law to be designated) under the QEP Resources, Inc. Employee Investment Plan, as amended from time to time, or if no such designation exists, the Selected Employee’s estate.

“Disability” means a condition that renders a Selected Employee unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The foregoing definition of Disability shall be interpreted in a manner consistent with Code section 409A and relevant guidance issued thereunder.

“Employer” means the Company and any of its Affiliates that agree to bear the costs of having its Selected Employees participate in the Plan. The term shall also mean any successor to the Company.

“Fiscal Year” means the calendar year.

“Performance Goals” means the specific, measurable goals set by the Committee in writing for any given Selected Employee and applicable Performance Period. Performance Goals may include multiple goals and may be based on one or more operational or financial criteria. Such goals shall be set by the Committee by such date as is required under Code section 162(m). In setting the Performance Goals for a Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; (m) production and production growth; and (n) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Selected Employee’s or Covered Employee’s entitlement to a payout under this Plan. A Performance Period can be as short as one year and as long as three years.

“Retirement” means a voluntary Separation from Service on or after attainment of age 55 with 10 years of Service.

“Selected Employee” means any of the highest paid officers and key employees of an Employer who are selected to participate in the Plan for a Performance Period in accordance with Section 4 below.

“Separation from Service” means a Selected Employee’s termination or deemed termination from employment with the Employer. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Selected Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Selected Employee retains a right to reemployment with his Employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Selected Employee will return to perform services for the Employer. If the period of leave exceeds six months and the Selected Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six-month period. For purposes of this Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (i) the Selected Employee and Employer reasonably anticipate the Selected Employee will perform no further services for the Company or an Affiliate (whether as an employee or an independent contractor), or (ii) that the level of bona fide services the Selected Employee will perform for the Company or any Affiliate (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Selected Employee has been providing services to the Company or an Affiliate for less than 36 months, the full period over which the Selected Employee has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation section 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Selected Employee after a certain date.

“Service” means a Selected Employee’s service as an employee of an Employer.

Section 3. Administration.

The Plan shall be administered by the Committee or its designee; provided, however that the Committee shall not delegate to others any duty or activity required to be performed by the Committee to satisfy requirements of Code section 162(m) or any other statute or regulation. The Committee shall have sole and complete authority to adopt, alter, and repeal administrative rules, guidelines and practices for the operation of the Plan and to interpret the terms and provisions of the Plan. The Committee also shall have sole and complete authority to determine the extent to which Performance Goals have been achieved. The Committee’s decisions shall be final and binding upon all parties, including the Employers, shareholders, Selected Employees and Designated Beneficiaries.

Section 4. Eligibility.

Within 90 days of the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall designate in writing those highest paid officers and key employees of an Employer who shall be Selected Employees under the Plan for such Performance Period. Only such Selected Employees are eligible to receive awards under this Plan. Notwithstanding the foregoing, the Committee may designate additional officers and key employees of an Employer as Selected Employees and/or change the method of determining the Selected Employee’s payout at any time after the commencement of a Performance Period; provided, that, if doing so would disqualify a payment as “qualified performance-based compensation” under Code section 162(m) with respect to a Covered Employee, such action will be taken only if the Committee determines that it would be appropriate to do so.

Section 5. Determination of Performance Goals.

Within 90 days after the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee or its designee shall establish in writing for each Selected Employee (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) a bonus payable upon the achievement of the Performance Goals. Performance Goals for Covered Employees must be objective and must satisfy the third-party objectivity standards under Code section 162(m) and regulations adopted pursuant to it. In addition, when provided for by the Committee at the time the Performance Goals are established, the Performance Goals may be adjusted to exclude the effect of any of one or more of the following events that occur during the Performance Period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and (vi) any extraordinary, unusual, non-recurring or non-comparable items: (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

As soon as reasonably practicable after the close of a Performance Period, the Committee shall determine cash payments to be made under the terms of this Plan. Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question. The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied. Approved minutes of the Committee may be used for this purpose.

The maximum payment that may be made in any Fiscal Year to any Selected Employee under this Plan with respect to a one-year Performance Period is $4,000,000. The maximum payment that may be made in any Fiscal Year to any Selected Employee under the Plan with respect to a two or three-year Performance Period is $10,000,000.

The cash payments under this Plan, in aggregate, do not have to equal 100 percent of the maximum payout, but cannot exceed such amount. The Committee, in its sole discretion, may reduce the cash award otherwise payable to any employee if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in an increase to one or more Covered Employees. The Committee has no discretion to increase the cash award otherwise payable to any Covered Employee.

All payments shall be made in cash and in a single lump sum no later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the relevant Performance Period. To be eligible to receive an award, the Selected Employee must be actively employed by an Employer as of the date of payment except as provided below in Section 6.

Section 6. Termination of Employment.

In the event a Selected Employee incurs a Separation from Service prior to the payment of an award for any Performance Period for any reason other than death, Disability, Retirement, or a Change in Control, he shall not be entitled to any payment for such Performance Period under the Plan, unless otherwise determined in writing by the Committee. If a Selected Employee incurs a Separation from Service prior to payment of an award for any Performance Period as a result of death, Disability, or Retirement, his award for the Performance Period (if any), as calculated pursuant to Section 5, shall be prorated based on the length of his service during the Performance Period when compared to the entire period. All prorated awards shall be paid to the Selected Employee (or his Designated Beneficiary in the event of his death) at the time specified in Section 5.

In the event a Selected Employee incurs a Separation from Service as a result of a Change in Control that occurs prior to the payment of an award for any Performance Period, he shall be entitled to receive a payment as determined by the Committee calculated in a manner consistent with Code Section 162(m) for such Performance Period. Such payment shall be made to him within 30 days after his Separation from Service. Notwithstanding the foregoing, in no event shall a Selected Employee who is a participant in the QEP Resources, Inc. Executive Severance Compensation Plan, as amended from time to time, as of the date on which a Change in Control occurs be entitled to such payment.

A Change in Control of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in

Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Code section 409A, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5) before any such payment can be made.

Section 7. Other Provisions.

(a) Taxes and Withholding. All cash payments made under the Plan are subject to withholding for Federal, state, and other applicable taxes. The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Selected Employee under this Plan.

(b) Source of Funds. All cash payments made under the Plan will be paid from an Employer’s general assets and nothing contained in the Plan will require an Employer to set aside or hold in trust any funds for the benefit of any Selected Employee or his Designated Beneficiary.

(c) No Assignment. No right or interest of any Selected Employee under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Selected Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Selected Employee. Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this provision shall be void.

(d) Amendment and Termination of Plan. The Board may at any time amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period. No amendment to change the maximum award payable to a Selected Employee or the definition of Performance Goals shall be effective without shareholder approval. The Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Selected Employees.

(e) Successor. The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession assignment had taken place.

(f) Choice of Law. This Plan will be governed by and construed in accordance with applicable Federal law and, to the extent not preempted by Federal law, in accordance with the laws of the state of Colorado.

(g) 409A Compliance. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Code section 409A. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Section 7(e) hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are either not exempt from or compliant with the requirements of Code section 409A, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Code section 409A or to comply with the requirements of Code section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 7(h) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Covered Employee for any failure to do so.

Notwithstanding anything to the contrary in this Plan, no compensation or benefits shall be paid to a Selected Employee during the 6-month period following his or her Separation from Service from the Company to the extent that the Company determines that the Selected Employee is a “specified employee” at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Code section 409A(a)(2)(B)(i) . If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code section 409A without being subject to such additional taxes, including as a result of the Selected Employee’s death), the Company shall pay to the Selected Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Selected Employee during such 6-month period.

I hereby certify that this QEP Resources, Inc. Management Compensation Plan was duly adopted by the Board of Directors of QEP Resources, Inc. on                     , 2012.

Executed on this                      day of                     , 2012.

By:

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QEP RESOURCES, INC. 1050 17TH STREET SUITE 500 DENVER, C80265

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01 Phillips S. Baker	02 Charles B. Stanley

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2	To approve, by non-binding advisory vote, the Company’s executive compensation program.	☐	☐	☐
3	To approve the material terms of the QEP Resources Inc. Cash Incentive Plan.	☐	☐	☐
4	To ratify the appointment of Pricewaterhouse Coopers LLP for fiscal year 2012.	☐	☐	☐

The Board of Directors does not have a recommendation on the following proposal:		For	Against	Abstain
5	If presented, to approve by non-binding advisory vote, a shareholder proposal to declassify the Board of Directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such, Joint owners should each sign personally. All holders must

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

OF QEP RESOURCES, INC.

The undersigned hereby appoints Keith O. Rattie and Charles B. Stanley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QEP Resources, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 15, 2012, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND AS AN ABSTENTION ON PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

Continued and to be signed on reverse side